                                             EXHIBIT 99.2
                                             Transitional Funding Order

                                  STATE OF ILLINOIS

                             ILLINOIS COMMERCE COMMISSION

Illinois Power Company                            )
                                                  )
Application for a Transitional Funding            )
Order pursuant to Article XVIII of the            )    98-0488
Public Utilities Act and request for certain      )
other authorizations related thereto              )
pursuant to Sections 7-101 and 7-102              )
of the Public Utilities Act.                      )

                              ORDER
By the Commission:

     On June 24, 1998, Illinois Power Company ("IP," "Illinois Power," "Company" or "Applicant") filed with the Illinois Commerce Commission ("Commission") a verified Application for Transitional Funding Order and Petition ("Application"). IP requested, pursuant to Article 18 of the Public Utilities Act ("Act"), also known as the Electric Utility Transitional Funding Law, 220 ILCS 5/18-101 et seq. ("EUTFL"), that the Commission issue a transitional funding order ("TFO"), among other things, creating and establishing intangible transition property in and for the benefit of Illinois Power Securitization Limited Liability Company ("IPS"); consisting of the right to collect instrument funding charges from retail customers of IP, authorizing the imposition and collection of the instrument funding charges, including a procedure for implementing periodic adjustments to the instrument funding charges; authorizing the issuance of transitional funding instruments, secured by the intangible transition property, by Illinois Power Special Purpose Trust ("Trust"), and authorizing IP to act as "servicer" to collect the instrument funding charges from retail customers of IP on behalf of IPS or its assignee, Trust, pursuant to a servicing agreement. IP's Application also requested, pursuant to Section 7-101 of the Act, that the Commission approve IP's entry into an administrative services agreement with IPS, in the form attached to the Application as IP Exhibit 2.8; and that the Commission consent to the performance by First National Bank of Decatur, an "affiliated interest" of IP, of certain services in accordance with IP's performance of its functions as servicer for the intangible transition property.

     A petition to intervene was filed by Enron Energy Services, Inc. ("Enron") and was granted by the Hearing Examiners.

     Pursuant to notice as required by law and the rules of the Commission, a prehearing conference was held before duly authorized Hearing Examiners of the Commission at its offices in Springfield, Illinois on July 7, 1998. Thereafter, a hearing

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for the presentation of evidence was held on August 4, 1998. Appearances were entered by counsel on behalf of Applicant, Commission Staff and Enron. Evidence was presented by Applicant and Staff. At the conclusion of the hearing on August 4, 1998, the record was marked "Heard and Taken.

     The following witnesses submitted testimony and exhibits on behalf of
Applicant: Larry F. Altenbaumer, Senior Vice President and Chief Financial Officer; Robert A. Schultz, Vice President - Finance; Scott A. Smith, Business Consultant in IP's Treasury Department; and Kevin D. Shipp, Client Service Manager in IP's Financial Business Group. The following witnesses submitted testimony on behalf of Staff: Scott Rungren, Senior Financial Analyst in the Finance Department of the Financial Analysis Division; Thomas
Q. Smith, an Accounting Supervisor in the Accounting Department of the Financial Analysis Division; William G. Saxe, a Senior Analyst in the Rates Department of the Financial Analysis Division; and Eric P. Schlaf, an Economist in the Policy Program of the Energy Division.

     IP filed a proposed transitional funding order.

I. STATUTORY BACKGROUND

     On December 16, 1997, Public Act 90-561 ("PA 90-561") was signed into law. PA 90-561 contains a timetable for substantial restructuring of the electric power industry in Illinois. It also includes the Electric Utility Transitional Funding Law, or EUTFL, which authorizes the Commission to issue a TFO, upon application of an electric utility, to create and establish intangible transition property ("ITP") in an electric utility or a third party (referred to as a "grantee"), consisting of the right to collect instrument funding charges ("IFC") from retail customers of the utility; and to authorize the issuance of transitional funding instruments ("TFI") secured by the ITP. The financing mechanism established by the EUTFL is often referred to as "securitization." The EUTFL contains various requirements that the applicant must meet in order for the Commission to issue a TFO.

     Among the requirements of the EUTFL is that the amount of the ITP which the Commission may authorize cannot exceed the sum of the rate base established by the Commission in the electric utility's last rate case, plus certain costs imposed by the Electric Service Customer Choice and Rate Relief Law of 1997, such as labor severance and retraining expenditures, and costs incurred pursuant to the EUTFL, such as costs related to the issuance of TFI and the use of proceeds therefrom for refinancing purposes. Section 18-104(a). The Commission can authorize the imposition and collection of IFC in amounts sufficient to pay when due principal and interest on the TFI, the costs of issuance, servicing and required reserves, and certain other fees,
costs and charges related thereto. Section 18-104(a).   IFC must be stated
separately on retail customers' bills, and cannot cause the rates paid by the utility's retail customers to increase. Sections 18-103(d)(3), 18-104(j) and 18-111(3). The TFO must also establish a procedure or mechanism for periodic reconciliation of the IFC actually

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collected to the amount projected to be collected, and for adjustment to the per-kilowatt-hour ("kwh") IFC in order to ensure timely repayment of the TFI.
Section 18-104(d). The EUTFL requires the Commission to authorize the electric utility to enter into a servicing agreement with the entity in which the ITP is created, or that entity's assignee, pursuant to which the utility will bill and collect the IFC from its retail customers and remit the collections to the grantee or assignee.

     The EUTFL allows the Commission to authorize the issuance of TFI in amounts which do not exceed 50% of the electric utility's total capitalization at December 31, 1996, multiplied by the ratio of the electric utility's revenues from Illinois retail electric customers during the calendar year 1996 to its total retail electric revenues during that year; however, only one-half of this amount may be authorized for issuance during the period August 1, 1998 through July 31, 1999. Section 18-103(d)(6). The expected maturity date of any series of TFI can be no later than December 31, 2008; however, if principal and interest on a series of TFI have not been paid in full by that date, collection of IFC may continue until the TFI are repaid in full. Sections 18-103(d)(2) and 18-104(l).

     The proceeds from the issuance and sale of TFI can only be used for purposes specified in the EUTFL. There purposes include, among others, (i) refinancing the electric utility's debt or equity or both, in a manner which the utility reasonably demonstrates will reduce its overall cost of capital, taking into account the costs of financing, and (ii) paying costs and fees incurred in connection with the issuance and collateralization of the TFI and with the use of proceeds. Section 18-103(d)(1) (A) and (C), (D) and (E). In addition, an electric utility may not use the proceeds from issuance of TFI in a manner which causes the utility's common equity ratio (excluding the portion of its capital structure represented by TFI) to be reduced below the lesser of (i) 40% or (ii) the utility's common equity ratio at December 31, 1996, adjusted for any write-offs required to be implemented as a result of enactment of the Electric Service Customer Choice and Rate Relief Law of 1997. Section 18-103(d)(1).

II.  EVIDENCE PRESENTED IN SUPPORT OF THE APPLICATION

     A.   TRANSACTION OVERVIEW

     Larry Altenbaumer, IP's Senior Vice President and Chief Financial Officer and Chief Financial Officer, Treasurer and Controller for IP's parent company, testified that IP was requesting the creation of $1,634 million of ITP to be owned by IPS, and the creation of $1,634 million of IFC to be imposed on retail customers of IP. He testified that IPS would assign its rights to the ITP to Trust, and that authorization was requested for Trust to issue up to $864 million of TFI to the public. IP also requested authority for IP to enter into servicing and administration agreements with IPS. Mr. Altenbaumer stated that IP would use the proceeds of issuance of the TFI to repurchase and retire IP's outstanding debt, preferred stock and securities, and

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common stock, and to pay for issuance and transaction costs associated with issuance of the TFI and with the refinancings.  IP Ex. 1.1 at 3-4.

     1.   CALCULATION OF THE PROPOSED AMOUNTS OF ITP AND IFC

     Robert Schultz, IP's Vice President-Finance, explained the methodology used to calculate the requested amount of ITP, $1,634 million. He stated that this amount represents the total IFC to be billed over time, under a "worst case" rating agency stress test scenario, to pay principal of the TFI under the Expected Amortization Schedule, interest on the TFI, and the servicing fees and other fees, costs and charges, and to fund or maintain any required reserves, based on kwh usage projections and taking into account delays in bill collections, postulated uncollectibles experience, and defaults. He explained that the exact amounts of the total and annual IFC actually to be billed and collected will be a function of the TFI structure, including payment method, interest rate and maturities, the possible issuance of TFI with floating interest rates and the entry into interest rate "swap" agreements in connection with those TFI, the servicing fees and expenses and the required reserves, as well as the actual timing and amount of IFC collections. The final determination of the transaction structure will not be made until just prior to issuance and will in part be based on market conditions at that time. He stated that IP is requesting creation of a total amount of $1,634 million of ITP and IFC, based on the scenario detailed in
Section III of IP Exhibit 2.3, which IP believes will be sufficient to provide for full payment of the TFI under a "worst case" rating agency stress test analysis. Mr. Schultz emphasized, however, that in no event will the IFC charged be more than required to meet actual debt service on the TFI and related costs. IP Ex. 2.1 at 6-10 and IP Ex. 2.3.

     Mr. Schultz testified that the computations of the total ITP and IFC in IP Exhibit 2.3 were based on a mortgage type payment schedule, but that IP is requesting authorization to select alternative payment options, such as equal principal payments, based on market conditions. IP Ex. 2.1 at 8-9. He stated that the Expected Amortization Schedule for the TFI shown in IP
Exhibit 2.3 assumed quarterly payment of principal and interest, but that the actual TFI could provide for semi-annual payments if such payments turn out to be more favorable from an investor demand or credit rating perspective.
IP Ex. 2.1 at 11.

     Mr. Schultz testified that the total amount of ITP and IFC requested to be authorized did not exceed the sum of (1) the rate base in IP's last electric rate case ($3,256,138,000 as found in Docket 91-1047 (Order on Rehearing, Aug. 7, 1992)), plus (2) certain labor-related costs as provided for in Section 16-128 of the PUA, plus (3) the various issuance and transaction costs specified in Section 18-104(a) of the EUTFL. He stated that IP did not intend to use any of the TFI proceeds to pay Section 16-128 costs. He testified that the sum of the Docket 91-0147 rate base and the various issuance and transaction costs totaled $3,312,288,000, versus a requested amount of ITP and IFC of $1,634 million. IP Ex. 2.1 at 12-13.


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     Mr. Schultz explained that it was not certain that the total amount of
IFC requested will in fact be charged to customers. Upon issuance of each series of TFI, IP will file appropriate revisions to its IFC tariff, Rider IFC, to deduct and separately state from IP's tariffed charges the specific IFC for that series, based on the principal amount, term to maturity, interest rate, and issuance and transaction costs and reserves. The specifics of each TFI issuance will also be set forth in a filing with the Commission within 90 days after each issuance, which will provide, among other things, the Expected Amortization Schedule and the expected Debt
Service Billing Requirement associated with that series.  IP Ex. 2.1 at 13-14.

     C.   ISSUANCE OF TFI

     Mr. Altenbaumer presented IP Exhibit 1.2 which showed that the requested amount of TFI, $864 million, was equal to 25% of IP's total capitalization at December 31, 1996, times the ratio of IP's Illinois electric retail revenues to its total retail electric revenues for the 12 months ended December 31, 1996. IP Ex. 1.1 at 4-5.

     Mr. Schultz testified that the expected maturity dates for the TFI would be no later than December 31, 2008. He explained that some series of TFI may contain a "legal final" maturity date which is one or two years after the expected maturity date of the TFI, in order to satisfy rating agency requirements. The "legal final" date is the date after which, if the TFI have not been repaid in full, note holders may pursue extraordinary remedies against the Trust. He stated, however, that the debt service and Expected Amortization Schedules will be established for each series of TFI to support full repayment at an expected maturity date no later than December 31, 2008. IP Ex. 2.1 at 14-15.

     Mr. Schultz stated that a significant credit enhancement feature, which will be incorporated in the overall structure of the TFI for the purpose of achieving triple-A bond ratings, will be the creation of cash and over-collateralization reserves, which it is projected will need to be equal to approximately 1.0% of the outstanding principal amount of the TFI. He testified that an initial reserve equal to 0.50% of the principal amount of the TFI is expected to be required. In addition, IP is requesting authorization to set the IFC at levels sufficient to fund an overcollateralization reserve, which is expected to be not less than 0.50% of the initial principal balance of the TFI and which will be collected approximately ratably over the life of the TFI. Mr. Schultz stated that the actual amounts of these reserves would be finalized prior to issuance based on rating agency and investor requirements and other legal and financial concerns. He stated that the amounts for reserves were projected based on what was required in the California utility securitizations. Mr. Schultz stated that a second significant credit enhancement feature would be the IFC true-up mechanism presented by Mr. Shipp. IP Ex. 2.1 at 16-18.

     Mr. Schultz explained the possible issuance of floating rate notes by Trust and the use of interest rate "swap" agreements in connection with those TFI. He stated that


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depending on market conditions, Trust may issue one or more series of TFI with floating interest rates tied to a benchmark such as yields on 5-year Treasury securities or the LIBOR rate, and simultaneously enter into interest rate "swap"agreements with a counter-party or parties, such as a major financial institution. He explained that under a swap agreement, the counter-party, for a fee, would agree to pay Trust interest at the actual floating interest rate payable on the TFI in exchange for an agreed, fixed interest rate. He stated that in such a transaction, IFC collections would be the source of the payments to the counter-party. Mr. Schultz testified that issuance of floating-rate TFI may enable Trust to obtain a lower overall interest rate than is achievable on a fixed-rate TFI. Under the swap agreement, the counter-party, in return for a swap fee (if any), agrees to take on the additional risk which was imposed on Trust when it issued the floating-rate TFI. IP Ex. 2.1 at 18-19.

     Mr. Schultz testified that based on a review of the costs incurred in the three California utility securitizations in November-December 1997, the underwriting and issuance costs for the TFI are estimated to be $6.3 million. He stated that the issuance costs include legal and accounting costs, SEC fees, rating agency fees, and printing costs. In addition, the requirement for the cash reserve is estimated to be 0.5% of the TFI proceeds, or about $4.3 million. IP Ex. 2.1 at 18-21 and IP Ex. 2.4.

     D.   USE OF PROCEEDS FROM ISSUANCE OF THE TFI

     Mr. Altenbaumer testified that IP will use the proceeds it receives from the sale of TFI to retire outstanding debt, preferred stock and preferred securities and common stock equity and to pay issuance and transaction costs associated with issuance of the TFI and with the refinancing transactions.
He stated that issuance costs, underwriting expense and cash reserves for the $864 million of TFI were projected to total approximately $10.6 million.
With the net proceeds, approximately $853 million, IP plans to retire approximately $300 to $600 million of IP debt, with premiums related thereto expected to range between $15 and $45 million; to repurchase approximately $50 to $125 million of preferred stock and securities, with no premium required; and to repurchase approximately $100 to $350 million of common equity from IP's parent company. Mr. Altenbaumer presented IP Exhibit 1.3 summarizing the entire refinancing plan. IP Ex. 1.1 at 5-6. He further stated that IP's parent company will use the entire proceeds from the repurchase of IP common stock to repurchase its common stock from its public shareholders and to pay a projected three cents per share transaction fee charged by the agent. He also stated that none of the proceeds from issuance of the TFI will be used to repay, retire or refinance obligations incurred by any affiliates of IP, other than obligations of IPS incurred in connection with the transactions contemplated by the Application. IP Ex. 1.1 at 6-7.

     Mr. Schultz testified that all proceeds received by IP from issuance of the TFI will be used to redeem debt, preferred stock or securities and common equity, to fund the costs of executing the recapitalization, to provide for the cash reserve, and to pay issuance costs for the TFI (if the cash reserve and issuance costs are not provided for


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by Trust or IPS before remittance of the net proceeds to IP).  He stated that in no event will the issuance and transaction costs and cash reserves total more than 20% of the proceeds from issuance of the TFI. He stated that the costs and fees related to the recapitalization will be commercially reasonable. IP Ex. 2.1 at 22-24 and IP Ex. 2.4. He reviewed the plan for recapitalization using the TFI proceeds, as presented by Mr. Altenbaumer, including the premiums and other transaction costs associated with the security repurchases. He presented IP Exhibit 2.5 listing IP's outstanding long-term debt issues and preferred stock and securities with the highest interest or dividend rates which are candidates for redemption using the TFI proceeds. IP Ex. 2.1 at 24-25.

     Mr. Schultz testified that the price of each share of common stock which IP purchases from its parent company using proceeds from issuance of TFI will be equal to the market price of the corresponding IP parent company common share being repurchased, less the net book value per share of each of the unregulated subsidiaries of IP's parent company, as of the end of the quarter preceding the repurchase of the parent company's common stock. He stated that this is consistent with the pricing methodology for share repurchases specified in the Commission's Order in Docket 94-0518 (March 22, 1995). He also stated that for common stock repurchases from its parent company using proceeds from issuance of TFI, IP requests a waiver of the free cash flow test specified in Docket 94-0518. He testified that the free cash flow test is not necessary in this case because use of proceeds from issuance of TFI to repurchase the utility's common stock from its parent company is one of the purposes authorized by the EUTFL. He also stated that IP would use the accounting entries for reacquired common stock specified in the order in Docket 94-0518, and would file an informational report with the Commission following each repurchase of common stock from its parent company using proceeds from issuance of TFI. IP Exhibit 2.6 shows IP's proposed accounting entries for the retirement or redemption of long-term debt and preferred stock or securities and the repurchase of common equity using the TFI proceeds. IP Ex. 2.1 at 26-28.

     Mr. Schultz showed that IP had a common equity ratio of 42.3% as of December 31, 1996 after certain write-offs resulting from enactment of the Electric Service Customer Choice and Rate Relief Law of 1997. He stated that IP will not use the proceeds from securitization in a way that reduces its common equity ratio (excluding the TFI) below 40%. He stated that IP will file reports on the use of proceeds within 90 days after the issuance of each series of TFI, and will file a summary report within 90 days after the last use of proceeds from issuance of the TFI. IP Ex. 2.1 at 28-30 and IP Ex. 2.7.

     Mr. Altenbaumer summarized the Company's discussions with rating agencies, financial analysts and advisors and institutional investors concerning IP's plans for the use of securitization. He stated his perception that the financial community views securitization as providing an opportunity for certain utilities such as IP, which have potentially uneconomic assets, to reduce their financing costs, reduce their capitalization commensurate with a more rapid amortization of their above-market


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investments, become competitive more quickly, and maintain
financial viability in a deregulated environment. He stated that he had encountered no expressions of concern in the financial community that the increase in leverage represented by issuance of the TFI and the anticipated use of proceeds would result in a significant increase in IP's cost of common equity and an increase in its overall cost of capital. Rather, the views he encountered were that issuance of the TFI and the use of proceeds to refinance debt and equity would help IP improve its competitive position, reduce its asset-related exposure in the competitive marketplace, and reduce IP's financial risk. He explained that he expected the issuance of TFI through a properly structured transaction should have no impacts on the ratings given by rating agencies to the Company's existing corporate debt, and that he anticipated the rating agencies will either ignore, or heavily discount, the TFI issued by a special purpose entity such as Trust for purpose of analyzing the utility's leverage and financial risk. He identified the elements of a properly structured TFI issuance that will enable rating agencies to ignore or discount the TFI in analyzing IP's leverage and financial risk, and explained how these elements are provided for in the EUTFL. He identified published reports by various rating agencies which supported his analysis. IP Ex. 1.1 at 7-15.

     Scott Smith, a Business Consultant in IP's Treasury Department, presented testimony and exhibits to demonstrate that issuance of the TFI and the proposed use of proceeds to redeem or refinance outstanding debt and equity of IP will result in a reduction in IP's overall cost of capital. He performed studies to measure the impact of the increased leverage due to issuance of the TFI on IP's cost of capital, taking into account the increased probability of incurring financial distress costs that investors could perceive due to the increased leverage. He indicated that leverage is the financial term used to describe the debt portion of a firm's capital structure. For purposes of his analyses he treated the TFI as debt of IP, but noted that Mr. Altenbaumer testified that IP does not believe rating agencies and investors will treat the TFI as debt of IP for purposes of analyzing its leverage and cost of capital. Mr. Smith performed three sets of analyses: (1) analyses using the Modigliani-Miller proposition II model ("M-II") after taxes -- this model measures the effect on the cost of common equity due to changes in leverage in the capital structure. (2) analyses using the "Hamada equation", which combines MM-II with the Capital Asset Pricing Model to measure the cost of equity to a leveraged firm at varying degrees of leverage; and (3) analyses using an equation from Brigham and Gapenski, FINANCIAL MANAGEMENT THEORY AND PRACTICE, 8th edition -- this model combines Modigliani-Miller proposition I after taxes with the present value of the expected costs of financial distress. For his analyses, he assumed issuance of $864 million of TFI, at an interest rate of 6.5%, and use of proceeds to repurchase $350 million of common equity (the maximum amount of common equity repurchases planned by IP) and $500 million of debt and preferred securities (including debt premiums), and used IP's embedded weighted average cost of debt before taxes as of December 31, 1997. He performed analyses using both book capitalization and market capitalization structures for IP. IP Ex. 3.1 at 3-7.


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     Mr. Smith's MM-II results (IP Ex. 3.2) showed that if $864 million of
TFI are issued, IP uses the proceeds to buy back no more than $350 million of common stock, the market imputes the TFI to be debt of IP, and the increased risk due to additional leverage is not offset or mitigated, IP's weighted average overall cost of capital will be reduced so long as the average pretax
cost of the TFI is no more than 10.18%.  IP Ex. 3.2.   His Hamada equation
results (IP Ex. 3.3) showed that, under the same assumptions, IP's weighted average cost of capital will be reduced so long as the average pretax cost of the TFI is no more than 9.73%. His Brigham model results (IP Ex. 3.4) showed that, again under the same assumptions, IP's weighted average cost of capital will be reduced so long as the average pretax cost of the TFI does not exceed 9.71%. In the financial distress component of his Brigham model analyses, Mr. Smith used the discounted 10-year cumulative probability of bankruptcy for a BBB-rated firm, based on Standard & Poor's published data, and bankruptcy costs as a percentage of the firm's assets that were developed in a published study on railroad bankruptcies. IP Ex. 3.1 at 7-17.

     Mr. Smith also conducted 11 different sensitivities under both the book and market capitalization approaches, using the Brigham model. (IP Ex. 3.5) He used a higher 10-year cumulative probability of bankruptcy for a BBB-rated firm as well as 10-year probabilities of bankruptcy for a BB-rated firm. He also used varying assumptions as to the cost of bankruptcy as a percent of the utility's assets. He found that in all but two cases, the cost of bankruptcy would have to exceed 100% of IP's assets before issuance of the TFI and use of proceeds caused IP's cost of capital to increase. In those two cases, bankruptcy costs would have to exceed 68% and 91% of IP's assets before issuance of the TFI and use of proceeds would increase IP's overall cost of capital. IP Ex. 3.1 at 17-19.

     Based on his analyses, Mr. Smith concluded that issuance of the TFI and use of the net proceeds to redeem or refinance IP's outstanding debt and equity will decrease IP's overall weighted average cost of capital, even if the market considers the TFI to be IP debt. IP Ex. 3.1 at 19-20.

     E.   IMPOSITION, CALCULATION AND COLLECTION OF IFC

     Kevin Shipp, a Client Services Manager in IP's Financial Business Group, presented IP's proposed IFC tariff, Rider IFC (IP Ex. 4.3), and testified concerning the imposition, calculation and collection of the IFC and the proposed true-up mechanism. He stated that the IFC associated with each series of TFI will be imposed on each retail customer of IP, class of retail customers of IP, or other person or group of persons obligated to pay any base rates, transition charges or other rates for tariffed services on or after the date that a series of TFI is issued, including any retail customer taking a tariffed service from IP on and after that date who subsequently takes fully-bundled contract service or other competitive service from IP and no longer pays any base rates, transition charges or other rates for tariffed services to IP. In addition, to ensure that the stream of revenues is derived from as broad a group of customers as possible,

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and is therefore more secure, IP (or any successor) will not enter into any fully bundled competitive contracts with any retail customer or other person who is, or who otherwise would be, obligated to pay IFC, but who is not paying any tariffed rates to IP, unless the contract provides that the customer will pay to IPS or its assignees, or to IP as servicer, an amount each billing period equal to the amount of IFC the customer would pay if taking the contract services as tariffed services. Any such customer will receive a credit against the billing under the contract equal to the amount of IFC billed. IP, IPS and Trust will agree that any revenues received by IP from any such fully bundled contract services shall, to the extent IFC would be imposed on the customer if taking tariffed services, be deemed to be proceeds of and included in the ITP. Further, if any retail customer obtains electric power and energy from an ARES or another electric utility without taking IP's delivery services, and therefore becomes obligated to make a lump sum or other fixed payment of transition charges to IP in accordance with PUA
Section 16-108(h) of the Act, or if IP becomes eligible to receive any similar payments, the portion of those payments allocable to the IFC shall be promptly remitted by IP to IPS or its assignee. IP Ex. 4.1 at 3-6.

     Mr. Shipp explained that the cents-per-kwh IFC charges to be applicable in each period will be calculated by (i) allocating the total IFC among the customer classes subject to IFC based on the ratio of each class' 1996 base rate revenue to IP's total 1996 base rate revenue, and (ii) dividing the IFC allocated to each class by expected kwh sales and deliveries to the class for the period. IP Exhibit 4.2 illustrates this procedure, except that actual 1997 kwh are used. The calculation on page 2 of the exhibit is based on the projected debt service billing requirement for the period ending December 31, 1999 under the "worst case" rating agency stress test scenario presented by Mr. Schultz in IP Exhibit 2.3, and results in the following cents-per-kwh
IFC:


                                                                   Allocation of       Cents/Kilowatt
  Service Classification      Description      % Allocation     IPC Costs (Millions)        Hour
  ----------------------      -----------      ------------     --------------------   --------------
1 Mw and Above
  S.C. 21, 22 and 29          Firm Service         8.0%               $15.0                 1.00

  S.C. 24 and 26              High Load Factor    15.2%                28.5                 0.45
                                Firm Service
  S.C. 30, 35 and 37          Non-Firm Service     1.5%                 2.7                 0.26

Below 1 Mw
  S.C. 11 and 19              Large Commercial    24.0%                45.0                 1.32
  S.C. 10, 12, 13, 14 and 15  Small Commercial     4.6%                 8.5                 1.64
  S.C. 2 and 3                Residential         43.7%                81.8                 1.74
  S.C. 41, 42 and 45          Municipal            3.0%                 5.7                 1.54
  --------------------------  ----------------   ------                ----                 ----
          Total                                    100%              $187.2


Mr. Shipp stated that as each series of TFI is issued, IP will calculate the per-kwh IFC and will revise the charges under Rider IFC to provide for these IFC plus those for previously issued series to be deducted and separately stated from IP's base rates, transition charges and other rates for tariffed services. Each customer will pay the same amount that the customer would pay absent the IFC. IP Ex. 4.1 at 6-9.

     Mr. Shipp described the proposed true-up mechanism included in Rider IFC for the purpose of maintaining the IFC collections at levels required to support the Expected Amortization Schedule, interest payments, servicing cost and other expenses and to ensure that reserve accounts are adequately funded.
 At the end of each period specified in Rider IFC (annually, semi-annually or quarterly), IP will reconcile the IFC collected during the preceding period with the total IFC scheduled to be collected in that period. Any over-collection or under-collection amount will be subtracted from or added to the amount of IFC scheduled to be collected in the succeeding period. In addition, any interest cost incurred or to be incurred by Trust as a result of having to delay scheduled repayment of principal on the TFI due to a shortfall in IFC collections in the prior period will be added to the amount of IFC scheduled to be collected in the succeeding period. The resulting amount of IFC for the succeeding period will be allocated to the customer classes subject to IFC on the basis of their 1996 base rate revenues, and the amount allocated to each class will be divided by projected kwh sales and deliveries to the class in the succeeding period to arrive at per-kwh IFC for each class. Mr. Shipp stated that no later than three business days prior to the first day of the second month following the end of a reconciliation period, IP will file any resulting revisions to the IFC in Rider IFC, along with a reconciliation of scheduled to actual IFC collections during the preceding period and the calculation of any revised per-kwh IFC. The revised IFC will be effective on the first day of the second month following the end of the reconciliation period, meaning February 1 for annual reconciliations, February 1 and August 1 for semi-annual reconciliations, or February 1, May 1, August 1 and November 1 for quarterly reconciliations. IP Ex. 4.1 at 9-13.

     Mr. Shipp stated that IP presently plans to implement reconciliations and true-ups on an annual basis, but requests authorization to implement the periodic adjustments on a semi-annual or quarterly basis if it determines, based on discussions with rating agencies, investors and financial advisors that reconciliations and true-ups are required more frequently than annually to obtain the highest possible ratings for the TFI. At or prior to issuance of the initial series of TFI, IP will file its final form of Rider IFC which will specify the frequency with which the true-up mechanism will be implemented. He also explained that there will be no "final" true-up. IP will monitor IFC billings and collections on a daily basis and will terminate IFC billings as soon as it is determined that the full amount necessary to repay TFI principal, interest and other associated costs has been collected. Any excess collections will be paid to the owner of the underlying ITP within 90 days of the maturity date of the TFI. IP Ex. 4.1 at 13-15.

     F.   SERVICING, ADMINISTRATION AND OTHER AGREEMENTS

     Mr. Schultz testified that IP would charge Trust an annual fee of 0.25% of the initial aggregate principal amount of the TFI ($2.16 million per year) to act as servicer to collect and remit the IFC revenues. However, in the event IFC are not billed concurrently with other charges for services, the servicing fee will be higher to reflect additional costs relating to dual billing. He stated that in the latter situation, it is not expected that the servicing fee will exceed 1.50% of the initial aggregate principal balance of the TFI ($13.0 million per year). He stated that these servicing fees were the same fees established in the California utility securitizations in November-December 1997, and were determined there to represent a reasonable "arms-length" fee for the services being performed. He explained that establishing an "arms-length" fee is a necessary component of the securitization structure to establish the "bankruptcy remoteness" of the ITP from IP, and to enable Trust to retain a successor servicer should that be necessary. Mr. Schultz stated that IP's financial advisors have indicated that investors and rating agencies will expect a comparable servicing fee in the Illinois transactions to that negotiated in the California transactions. IP Ex. 2.1 at 30-31.

     Mr. Schultz testified that IPS will be a special purpose entity with no employees; therefore, it will be necessary for IP and IPS to enter into an Administration Agreement pursuant to which IP will perform ministerial services and provide facilities for IPS to ensure that IPS can perform such operations as are necessary to maintain its existence and perform its obligations under the transaction documents. He presented the proposed Administration Agreement as IP Exhibit 2.8. The proposed agreement incorporates in substantial part the provisions of the existing Services and Facilities Agreement between IP and its parent company, including the requirement that IP be paid for services and facilities at fully loaded cost.
 IP Ex. 2.1 at 31-32.

     Mr. Altenbaumer testified that a member of IP's Board of Directors is a director of the First National Bank of Decatur ("Bank"), which is thereby an "affiliated interest" of IP. He stated that Bank performs lockbox activities for IP and, therefore, IFC billed and collected by IP as servicer could be deposited into Bank. He stated that the relationship between IP and Bank would not influence any decisions or actions related to the transactions described in the Application. IP Ex. 1.1 at 15-16.

     Mr. Schultz explained that it is expected that IP will be required under the transaction documents (1) to make certain representations and warranties with respect to, among other things, the validity of IPS' or its assignee's, Trust's, title to the ITP and (2) to observe certain covenants for the benefit of IPS and Trust. He stated that IP will also be required to indemnify IPS and Trust against any breaches of these representations, warranties and covenants and to protect IPS and Trust against certain other losses which could result from actions or inactions of IP. He explained that such indemnifications are typically required in securitization transactions. However, they do not in any event cover credit losses due to failure of customers to pay their bills on a timely basis, or losses in IFC collections due to shortfalls in projected usage. Mr. Schultz stated that IP may also be required under the transaction documents to remit to Trust a portion of payments which IP may receive on account of lost tariffed revenues from which future IFC revenues would have been deducted. He gave examples of such lost revenues as (1) payments made by a customer entering into a fully-bundled competitive contract for service with IP, and (2) a lump-sum transition charge payment received from a customer pursuant to Section 16-108(h) of the Act. IP Ex. 2.1 at 32-34.

     Mr. Schultz stated that IP requests the following provisions be included in the TFO in order to enable IP to perform its functions as servicer and to provide for proper reporting to Trust:

     (1) Except as otherwise required by law with respect to taxes or similar governmental charges included in bills and invoices to customers, IP or any successor servicer for Trust must allocate any shortfall in revenues received from any retail customer or other person ratably based on the amount of the customer's bills and invoices constituting IFC and the amount constituting other rates, fees and charges owed to the Company.

     (2) In the event of default by IP in payment to or for the benefit of Trust, the Commission, upon application by (i) the holders of the TFI and the Trustee or representatives of the holders as beneficiaries of the statutory lien permitted by EUTFL, (ii) IPS or its assignees, (iii) Trust, or (iv) pledgees or transferees of the ITP, shall order the sequestration and payment to or for the benefit of IPS or such other party, of revenues with respect to the ITP.

     (3) The Commission shall not approve or require any third party servicer or servicers to replace IP without determining that approving or requiring such a third party servicer to replace IP will not cause the then current ratings of the TFI to be withdrawn or downgraded.

     (4) IP may disconnect service to any customer who fails to pay IFC billed on behalf of Trust, in accordance with the Commission's regulations pertaining to disconnections, in the same manner as IP may disconnect the customer for failure to pay any charge for service billed by IP.

     (5) In any instance in which a retail customer's metering is provided by an alternative retail electric supplier ("ARES") and the customer's metered kwh are not otherwise available to IP, the ARES will be required to enter into a contract obligating the ARES to provide IP with the customer's kwh consumption used for billing purposes in the billing period.

     (6) IP should be authorized and directed to require ARES which are billing retail customers for services provided by IP to enter into contracts (i) requiring the ARES to remit its IFC collections to IP every second business day, (ii) entitling IP, within seven days after default by an ARES in remitting collections to IP, to assume responsibility for billing and collecting the charges for services provided by IP, and the IFC, or to switch that responsibility to a third party, and (iii) imposing such other terms with respect to credit and collection policies as may be reasonably necessary to prevent the then-current rating of the TFI from being withdrawn or downgraded. IP Ex. 2.1 at 34-37.

     Mr. Schultz testified that provisions (5) and (6) above were not intended to require an ARES to provide IP with information on the price of, or total charges for, power or other services supplied by the ARES which are billed to or paid by the ARES customer, but rather only the number of kwh delivered to the ARES' customer. He explained that one of the components of the securitization structure important to obtaining a triple-A rating is the fact that the utility, as servicer, will be billing customers for both the IFC and the utility's own charges for services, and will apply the same credit and collection policies and procedures to both. He stated that IP will be required to account to IPS or Trust for the total kwh consumed by the retail customer and the related IFC billings based on that kwh usage. In those circumstances in which the ARES is the only provider metering the customer, IP must be legally entitled to obtain the kwh usage information from the ARES in order for IP to carry out its responsibilities as servicer. In addition, information on the ARES' customers' kwh usage will be important information to IP in developing forecasts of kwh sales and deliveries in order to implement the IFC true-up mechanism. Mr. Schultz stated that in order to have the certainty required in this area to satisfy potential rating agency concerns relating to the TFI which are to be issued in 1998, it is necessary to have established in the TFO IP's right to require contracts obligating ARES to supply IP with information on customers' kwh usage where the ARES is the only entity metering the customer for billing purposes. He stated that this requirement should not impose any additional burden on the ARES in these circumstances. IP Ex. 2.1 at 37-41.

     Mr. Schultz testified that it was reasonable to require an ARES to remit its IFC collections to IP every second business day. He explained that IP is only requesting that the ARES be required to remit IFC it has actually collected from its customers within two business days after the collection. He indicated that any longer remittance period would simply provide the ARES with an interest-free loan of Trust's revenues. He stated that any company with financial resources and sophistication to establish and operate a billing and collection system to bill its own customers on a regular basis should be readily able to handle this requirement. Mr. Schultz noted that IP already has contracts with third parties who act as collection agents for receiving and remitting bill payments by customers to IP, which require the agents to remit collections to IP within two business days of receipt. IP Ex. 2.1 at 41-44.

     Mr. Schultz explained the necessity of establishing in the TFO IP's right to resume responsibility for billing the charges for IP services, and the IFC, in the event an ARES fails to remit collections to IP within seven days. He stated that a default by an ARES in remitting collections to IP is a potential early warning sign that the ARES is encountering financial difficulties, or difficulties in carrying out its billing and collection responsibilities. To preserve the creditworthiness of the securitization structure and ensure that IFC will continue to be billed and collected in a timely manner, Mr. Schultz indicated that it is necessary that IP be allowed to take over responsibility for billing the services provided by IP, and the IFC, or switch the responsibility to a third party. Mr. Schultz stated that including this provision in the TFO is necessary to address rating agency concerns with respect to the TFI to be issued in 1998. Mr. Schultz explained that IP should also be authorized to implement such additional credit and collection policies with respect to ARES who are billing and collecting on behalf of IP as rating agencies may require to establish and maintain the highest credit ratings on the TFI. The specific provisions which rating agencies may require are unknown at this time. IP Ex. 2.1 at 44-47.

     Mr. Schultz explained that it is necessary to include the proposed provisions relating to billing and collection by ARES in the TFO even though IP and other utilities will be filing tariffs covering "single billing" by ARES. The TFI will be issued in 1998, but the Commission will not be approving "single billing" tariffs until 1999, and is unknown what credit and collection terms the Commission will allow in those tariffs. He noted that an ARES could go into bankruptcy or otherwise default in its remittance of IFC collections to IP. If the ARES were required to remit IFC collections less frequently than IP proposes, or if IP did not have the right to promptly take over responsibility for billing and collecting its charges and the IFC following an ARES default, larger amounts of IFC collections would be at risk. These possibilities would represent a degradation of creditworthiness of the securitization structure from the viewpoint of rating agencies and potential investors. In addition, lost IFC collections due to an ARES default will be billed again to retail customers through the true-up mechanism. Mr. Schultz concluded that these provisions are needed in the TFO in order to address rating agency concerns relating to issuance of the TFI in 1998. IP Ex. 2.1 at 47-49.

III. EVIDENCE PRESENTED BY COMMISSION STAFF AND APPLICANT'S RESPONSE

     Scott Rungren, a Senior Financial Analyst in the Finance Department of the Financial Analysis Division, testified that based on his review of IP's testimony and responses to his data requests, IP met all of the applicable finance-related requirements in the EUTFL. He stated that those finance-related requirements include the following: (1) the aggregate amount of TFIs to be issued shall not exceed (a) during the twelve-month period commencing August 1, 1998, an amount equal to 25% of the utility's total capitalization as of December 31, 1996, multiplied by the ratio of the utility's revenues from Illinois electric utility retail customers in the 1996 calendar year to its total electric retail revenues for such year; and
(b) thereafter, an amount equal to 50% of the utility's total capitalization as of December 31, 1996, multiplied by the same ratio described in (a) (Section 18-103(d)(6)); (2) the expected maturity date for the TFI shall be no later than December 31, 2008, subject to the provisions of Sections 18-104(l) and (m) (Section 18-103(d)(2)); (3) the TFI may not be issued until August 1, 1998, and may not be issued after December 31, 2004 (Section 18-111(1)); (4) the utility must use at least 80% of TFI proceeds to refinance debt or equity, or for the other purposes specified in Section 18-103(d)(1)(B) in the event the Commission finds the sale or issuance of TFI for those other purposes to be in the public interest; (5) no more than 20% of the maximum amount of TFI proceeds permitted can be used for purposes, other than to refinance debt or equity, specified in Section 18-103(d)(1)(B);
(6) the utility cannot use the proceeds of the sale of the TFI to repay or retire obligations incurred by any affiliate of the utility (other than in connection with any financing of grantee instruments or TFI issued by such affiliate) without consent of the Commission (Section 18-103(d)(1)); (7) the utility's use of proceeds for the purposes specified in Section 18-103(d)(1)(A) shall not, as of the date of application of such proceeds, result in the common equity component of its capital structure, exclusive of the portion thereof that consists of obligations representing TFI or grantee instruments, being reduced below the lesser of (a) 40% and (b) the common equity percentage on December 31, 1996 adjusted to reflect any write-off of assets or common equity implemented or required to be implemented as a result of the EUTFL (Section 18-103(d)(1));
(8) any proceeds transferred to a parent company through a common stock repurchase transaction shall be used to retire publicly traded common stock of the parent company or to pay commercially reasonable transaction costs associated with such retirement (Section 18-103(d)(1)(A)); (9) the aggregate amount of ITP to be created does not exceed the sum of the rate base established in the electric utility's last rate case prior to the effective date of the EUTFL plus other specific costs enumerated in Section 18-104(a), minus the amount of any ITP previously created in a prior TFO (Section 18-104(a)).

     Mr. Rungren also testified that IP reasonably demonstrated that its proposed TFI issuance and planned use of proceeds will result in an overall reduction in its cost of capital, thus satisfying Section 18-103(d)(1)(A).
He reviewed the analyses presented by IP witness Smith and noted that each scenario considered by Mr. Smith indicated that the use of TFI proceeds, as proposed by IP, will result in a reduction in IP's overall cost of capital. Mr. Rungren also stated that he reviewed the electronic version of the spreadsheet used by IP witness Smith to perform the analyses presented in his testimony, examined all the inputs and assumptions Mr. Smith employed, verified the results Mr. Smith presented in his testimony, and found no errors or unreasonable assumptions.

     Mr. Rungren recommended that the Commission approve IP's securitization proposal to issue $864 million of TFI, the proceeds from which will be used to retire or repurchase outstanding long-term debt, preferred securities, and common stock.

     Thomas Q. Smith, Accounting Supervisor in the Accounting Department of the Financial Analysis Division, testified that changes to Rider IFC for purposes of implementing periodic adjustments to the IFC should be filed with the Commission at least three business days prior to their effective date, as proposed by IP in IP Exhibit 4.3, and that this would give Staff adequate time to review the changes under the direction of Section 18-104(j). He also testified that he concurred with IP's position that securitization issuances should not be made until IP receives the private letter ruling it requested from the IRS. He also stated that IP had proposed proper journal entries for its debt and preferred stock retirements and common stock repurchases. He concurred that the accounting procedures proposed by IP are consistent with the procedures set out in the Uniform System of Accounts, the Act, any and all administrative orders of the Commission, and any other applicable laws, statutes and regulations as applicable to recording debt retirements and stock repurchases. He noted that to the extent that accounting procedures might need to be changed from those proposed by IP, it is appropriate for IP to continue to adhere to the requirements of these authorities. Finally, Mr. Smith noted that IP had proposed to file reports with the Commission describing the use of proceeds from issuance of the TFI, as provided by Section 18-104(h). He recommended that, in order to keep the Commission fully informed, IP's reports should include documentation of the accounts debited and credited, and the dollar amounts entered therein.

     In his rebuttal testimony, Mr. Schultz stated that IP agrees with Mr. Smith's recommendation to include the amounts debited and credited and the dollar amounts entered in its use of proceeds reports filed with the Commission.

     William G. Saxe, Senior Rate Analyst in the Rates Department of the Financial Analysis Division, testified that IP's listing of customers who are required to pay the IFC is in compliance with the requirements of the EUTFL. He stated that he agreed with IP's request to impose the IFC on non-tariffed contract customers, as proposed by Mr. Shipp at IP Exhibit 4.1, page 5, lines 1-3. He stated that it would be inconsistent to impose the IFC on customers that take bundled tariffed service from IP, but not on customers that take non-tariffed bundled contract service from IP; and that it also would be inconsistent to impose the IFC on customers that take energy from an ARES and delivery services from IP, but not on customers that take both energy and delivery services from IP. Mr. Saxe further testified that IP's proposal for allocating the IFC among the customers required to pay the charge, as presented by Mr. Shipp, was in compliance with the EUTFL. He also noted that the customer classes IP proposed to use to allocate the IFC appeared reasonable. Mr. Saxe further indicated that under IP's Application, the IFC charge will not result in higher rates for IP's retail customers. He testified that based on information in IP's Application and proposed Rider IFC, Staff was confident that IP's IFC tariff will be set up correctly in accordance with Section 18-104(j). He recommended, however, that in order to give Staff ample opportunity to confirm the appropriateness of the actual IFCs set forth in the tariff, IP should be required to file its proposed tariff with the Commission at least three business days prior to the effective date of the tariff.

     In his rebuttal testimony, Mr. Shipp stated that IP committed that the Rider IFC tariff will be filed with the Commission at least three business days prior to its initial effective date.

     Eric P. Schlaf, an Economist in the Policy Program of the Energy Division, testified that with respect to IP's proposals concerning requirements for billing, collection and remittance of IFC by an ARES which elects to provide a single bill to the retail customer, as embodied in IP's proposed Rider IFC and described by Mr. Schultz in his direct testimony, the Commission should approve the same provisions as it approved in Commonwealth Edison's transitional funding order in Docket 98-0319. In his rebuttal testimony, Mr. Schultz stated that IP accepted and agreed with Dr. Schlaf's recommendation. Mr. Shipp, in rebuttal testimony, presented as IP Exhibit
4.5 a
revised form of Rider IFC which was modified to incorporate the ARES-related provisions approved by the Commission in Docket 98-0319. The following five paragraphs set forth those provisions:

     In any instance in which the metering of a retail customer of IP is provided by an ARES and the customer's metered kwh are not otherwise available to the Company, IP will be entitled to require the ARES to enter into a contract obligating the ARES to provide IP with the customer's total kwh consumption used for billing purposes in each billing period.

     In any instance in which an ARES or another electric utility is billing a retail customer of IP for services provided by IP as allowed by Section 16-118(b) of the Act, or services provided by IP are being billed by any other third-party (such an ARES, other electric utility or other third party collector being hereinafter referred to as a "third party collector"), IP will be entitled to require the third party collector to enter into a contract requiring the third party collector to either (i) remit IFC collected from customers within seven days after receipt, provided however that if the third party collector otherwise is required to remit payments to IP or its successor on a more frequent basis, the third party collector shall remit IFC at the same time as such other payments; or (ii) at the option of the third party collector, which shall be exercised by providing to IP a written notification of the election of the following option, which election may not be changed for a period of one calendar year after it is exercised, to choose (in lieu of remitting IFC within seven days of receipt) to pay IFC to IP within 15 days of the date of IP's bill provided that (1) the third party collector pays all IFC for which it bills regardless of whether payments are actually received from customers, and (2) a third party collector who does not have investment-grade credit ratings (BBB- or better) must post a deposit or comparable security equal to one month's estimated IFC.

     Further, if a dispute materializes between IP and a third party collector (as defined above) concerning billing and collection for services provided by IP, the third party collector must pay the undisputed portion of its collections over to IP, and must pay the disputed amounts to IP under protest pending resolution of the matter. If and to the extent the third party collector is successful in the dispute, either through a negotiated resolution or a Commission determination, the third party collector should receive interest on the portion of the disputed amount which is paid back by IP. Further, if a dispute cannot be resolved informally between IP and the third party collector, IP and the third party collector shall jointly file a complaint with the Commission and thus, no party will be singled out to bear the burden of proof.

     If a third party collector does not remit IFC to IP on or before the date remittance is due under the remittance option selected by the third party collector (as described above), a default occurs. When 10 days have elapsed after the date of default, IP may provide written notice to the third party collector of IP's intent to begin to bill customers previously billed by the third party collector for IFC because of the third party collector's default in remitting IFC when due. A copy of this notice shall be provided to the

Commission. If IP receives no response from the third party collector initiating dispute resolution or no payment by the fifth day after the notice is sent, IP shall have the right to resume billing the retail customers formerly billed by the ARES for the services provided by IP, and the IFC. If IP receives a response unrelated to a dispute and/or remittance of the IFC within this time, the third party collector will be presumed liable for the Commission authorized rate of interest during the interval between the remittance due date under the option elected by the third party collector and the date of actual payment to IP. Reversion to dual-billing by IP will not limit the rights of IP, any successor servicer, IPS, Trust or the holders of the TFI to recover, with interest, IFC collected but not remitted by the third party collector.

     Finally, to the extent that IP, as servicer, deems it necessary to change its, or impose any other, credit or collection terms or policies with respect to third party collectors, IP shall do so by filing for Commission review and approval an appropriate revision to Rider IFC, or a new or supplemental tariff, as appropriate.

IV.  COMMISSION CONCLUSIONS

     Based on its review of the EUTFL, IP's Application and the entire record, the Commission concludes that IP has presented evidence which establishes that its Application meets the requirements of the EUTFL and that the Commission should issue a TFO as requested by IP.

     The Commission is not required to make a public interest finding in this Order. IP has not proposed to use the proceeds of the TFI to repay or retire fuel contracts or obligations related to spent nuclear fuel or to make expenditures pursuant to Section 16-128, such as labor severance costs or
employee retraining costs.   The expected maturity date for the TFI is no
later than December 31, 2008, so no public interest finding is required under
Section 18-104(m). As required by Section 18-103(d), the Order in this docket is being issued within 90 days after the filing of IP's Application.

     In addition to the findings and ordering paragraphs which the Commission is entering in this Order based on the Application and the evidence as summarized above, there are other matters which the EUTFL requires that the TFO provide. These provisions include the following:

     (1) Section 18-104(a) states that, except as otherwise provided in the TFO, the TFI shall be non-recourse to the credit or assets of the electric utility, other than any assets comprising ITP.

     (2) Section 18-104(a) also states that the Commission's TFO shall specifically provide that the IFC will not be subject to any defense, counterclaim or right of set-off arising as a result of failure by the electric utility to perform or provide past, present or future services.

     (3) Section 18-104(c) states that notwithstanding any other provision of law, neither the TFO nor the ITP created and established thereby nor the IFC authorized to be imposed and collected thereunder shall be subject to reduction, postponement, impairment or termination by any subsequent action of the Commission.

     (4) Section 18-104(g) provides that in its TFO, the Commission shall afford flexibility in establishing the terms and conditions of the TFI, including repayment schedules, collateral, required debt service and other reserves, interest rates and other financing costs, and the ability of the electric utility, at its option, to effect a series of issuances of TFI and correlated assignments, sales, pledges, or other transfers of ITP, not to exceed the aggregate dollar amounts approved in the TFO.

     (5) Section 18-104(j) provides that the deduction of IFC from the electric utility's base rates, transition charges or other rates for tariffed services shall not be construed as a change in, or otherwise require a recalculation of, the authorized amount of such base rates, transition charges, and other rates for tariffed services under PUA Sections 16-102, 16-107, 16-108, or 16-110 of the Act, as applicable.

     (6) Section 18-104(l) states that if any series of TFI has not been paid in full by its expected maturity date, the ITP created by the TFO and the right of the grantee, assignee, issuer, electric utility or other person authorized by the TFO to impose and collect IFC shall continue beyond the final date set forth in the TFO until such time as the related TFI have been paid in full.

     (7) Section 18-105(b) states that the State pledges and agrees with holders of any TFI who may enter into contracts with an electric utility, grantee, assignee or issuer pursuant to the EUTFL that the State will not in any way limit, alter, impair or reduce the value of ITP created by, or IFC approved by, a TFO so as to impair the terms of any contract made by such electric utility, grantee, assignee or issuer with such holders or in any way impair the rights and remedies of such holders until the pertinent grantee instruments or TFI and interest, premium and other fees, costs and charges related thereto are fully paid and discharged. Section 18-105(b) also provides that electric utilities, grantees and issuers are authorized to include these pledges and agreements of the State in any contract with the holders of TFI or with any assignees and that any assignees are similarly authorized to include these pledges and agreements of the State in any contract with any issuer, holder or other assignee.

     (8) Section 18-107(c) provides that to the extent the TFI purport to be secured by the ITP, as specified in the TFO, the lien of the TFI shall attach automatically to such ITP from the time of issuance of the TFI; such lien shall be enforceable against the electric utility, any assignee, grantee, or issuer, and all third parties, including judicial lien creditors, subject only to the rights of any third parties holding previously-perfected security interests in the ITP if value has been given by the purchasers of the TFI; such lien is perfected and ranks prior to any other lien, including any judicial lien, which subsequently attaches to the ITP, whether or not the electric power and energy included in the calculation of such revenues and proceeds have been provided.

     (9) Section 18-108 provides that a sale, assignment or other transfer of ITP which is expressly stated in the documents governing the transaction to be a sale or other absolute transfer, in a transaction approved in a TFO, shall be treated as an absolute transfer of all the transferor's right, title and interest in, to and under such ITP which places such transferred property beyond the reach of the transferor or its creditors, as in a true sale, and not as a pledge or other financing of such ITP. Section 18-108 further states that the characterization of such a transfer as an absolute transfer and the corresponding characterization of the transferee's property interest shall not be defeated or adversely affected by (i) the commingling of revenues arising with respect to ITP with funds of the electric utility or other funds of the assignee, issuer or grantee; (ii) granting to holders of TFI a preferred right to the ITP; (iii) the provision by the electric utility, grantee, assignee or issuer of any recourse, collateral or credit enhancement with respect to TFI; (iv) retention by the assigning party of a partial interest in any ITP, whether direct or indirect, subordinate or otherwise; or (v) the electric utility's responsibilities for collecting IFC and any retention of bare legal title for purpose of such collection activities.

Accordingly, the Commission will include findings and ordering paragraphs in this Order conforming to these provisions of the EUTFL.


V.   FINDINGS AND ORDERING PARAGRAPHS

     The Commission, having reviewed the verified Application of Illinois Power Company for a transitional funding order including the prepared testimony and exhibits submitted therewith, which collectively constitute the "Application", and the record herein, and being fully advised in the premises, is of the opinion and finds that:

     (1) Illinois Power is an Illinois corporation engaged in the business of providing electric utility service to the public in portions of the State of Illinois, is an "electric utility" as defined in Section 16-102 of the Public Utilities Act, and is authorized to file, and has filed, in proper form, an Application with the

           Commission pursuant to Section 18-103 of the EUTFL for issuance of a transitional funding order;

     (2) the Commission has jurisdiction over Illinois Power and of the subject matter of the Application and of this proceeding;

     (3) the statements of fact set forth in the prefatory portion of this Order are supported by the evidence and the record and are hereby adopted as findings of fact;

     (4) Illinois Power Securitization Limited Liability Company will be a "grantee" as that term is defined in Section 18-102 of the EUTFL and will be the owner of the intangible transition property to be created by this Order;

     (5) IPS will enter into a Trust Agreement with a financial institution experienced in providing corporate trust services to form the Illinois Power Special Purpose Trust;

     (6) intangible transition property in the aggregate amount of $1,634,000,000, consisting of the currently existing, present right to impose and collect that amount of instrument funding charges from retail customers of Illinois Power in accordance with this Order, including the right to periodic adjustments of such instrument funding charges in accordance with Section 18-104(d) of the EUTFL, should be created and established in and for the benefit of IPS, as an original right and not by sale or assignment from Illinois Power; such amount of intangible transition property does not exceed the amount of intangible transition property which may be created and established in accordance with Section 18-104(a)) of the EUTFL;

     (7) IPS should be authorized to, and will, sell, transfer and assign its right, title and interest in the intangible transition property to be created pursuant to this Order to Trust, in accordance with
           Section 18-104(f) of the EUTFL;

     (8) Trust should be authorized to, and will, issue transitional funding instruments in an aggregate principal amount not to exceed $864,000,000, to be secured by the intangible transition property created by this Order in and for the benefit of IPS, in accordance with and as authorized by this Order; such amount of transitional funding instruments does not exceed 25% of Illinois Power's total capitalization, including both debt and equity, as of December 31, 1996, multiplied by the ratio of Illinois Power's revenues from Illinois electric utility retail customers in the 1996 calendar year to its total electric retail revenues for such 1996 year, and does not exceed the amount permitted by Section 18-103(d)(6)(A) of the EUTFL;

     (9) in accordance with Section 18-104(g) of the EUTFL, Trust shall be afforded flexibility in establishing the terms and conditions of the transitional funding instruments which it issues pursuant to this Order, including, without limiting the foregoing, repayment schedules, collateral, required debt service and other reserves, interest rates and other financing costs;

     (10) Trust will remit the proceeds from the issuance of the transitional funding instruments, less any amounts required to be retained by Trust as a capital or cash reserve or for payment of costs of issuance, to IPS, as consideration for the assignment by IPS of its interest in the intangible transition property created pursuant to this Order; IPS will distribute such proceeds, less any amounts required to be retained by IPS as a capital or cash reserve or for payment of its costs or costs of issuance, to Illinois Power;

     (11) Illinois Power will use the proceeds that are distributed to it by IPS to refinance debt and equity, in accordance with Section 18-103(d)(1)(A), and for the other purposes listed in Sections 18-103(d)(1)(C), (D) and (E), of the EUTFL; Illinois Power has reasonably demonstrated that the use of such proceeds by Illinois Power will result in an overall reduction in Illinois Power's cost of capital, taking into account the costs of financing; the costs associated with the issuance and collateralization of the transitional funding instruments, the costs incurred in connection with the proposed transactions to recapitalize, refinance or retire Illinois Power's stock and/or debt, and the costs incurred or to be incurred to obtain, collateralize, issue, service and administer the transitional funding instruments, as described in Illinois Power's evidence herein, are commercially reasonable;

     (12) Illinois Power will use a portion of the proceeds which it receives from IPS to repurchase not more than $350,000,000 of the common stock of Illinois Power from its parent company; the parent company of Illinois Power will use the proceeds it receives from such repurchase of common stock to repurchase the publicly-traded common stock of the parent company and to pay commercially reasonable transaction costs associated with such repurchases, in accordance with Section 18-103(d)(1)(A) of the EUTFL;

     (13) Illinois Power will use at least 80% of the proceeds that are distributed to it by IPS for, and will use no more than 20% of such proceeds for purposes other than, the purposes specified in Section 18-103(d)(1)(A) of the EUTFL;

     (14) none of the proceeds received by Illinois Power from issuance of the transitional funding instruments authorized by this Order will be used to repay or retire obligations incurred by any affiliate of Illinois Power, other than as provided in Finding (12) of this Order;

     (15) in accordance with Section 18-103(d)(1) of the EUTFL, Illinois Power's proposed use of the proceeds distributed to it by IPS to refinance debt and equity, as set forth in the Application, will not result in the common equity component of Illinois Power's capital structure falling below the lesser of (i) 40% and (ii) Illinois Power's common equity percentage as of December 31, 1996 adjusted to reflect the write-off of common equity implemented by Illinois Power at December 31, 1997 as a result of enactment of the Electric Service Customer Choice and Rate Relief Law of 1997; Illinois Power should be, and is, directed that it may not use the proceeds distributed to it by IPS to refinance debt and equity in a manner which results in the common equity component of Illinois Power's capital structure falling below 40%;

     (16) Illinois Power's proposed uses of the proceeds distributed to it by IPS, as set forth in the Application and in Findings (10) through
           (15) of this Order, constitute permissible uses of such proceeds in accordance with Section 18-103(d)(1) of the EUTFL; Illinois Power should be, and is, directed to use the proceeds it receives from issuance of the transitional funding instruments authorized by this Order for the purposes set forth in Section 18-103(d)(1) of the EUTFL;

     (17) Illinois Power will, and is directed to, determine the price of each share of common stock which it purchases from its parent company using proceeds from the issuance of the transitional funding instruments authorized by this Order as equal to (i) the market price of the corresponding Illinois Power parent company common shares being repurchased, less (ii) the net book value per share of each of the unregulated subsidiaries of Illinois Power's parent company, as of the end of the quarter preceding the repurchase of the parent company's common stock;

     (18) with respect to purchases of its common stock from its parent company using proceeds from the issuance of transitional funding instruments that are distributed to it by IPS, Illinois Power (i) is not required to comply with the free cash flow test imposed by the Commission's order issued on March 22, 1995 in Docket 94-0518, (ii) shall use the accounting entries for reacquired common stock specified in the March 22, 1995 order in Docket 94-0518, as shown on IP Exhibit 2.6 in this docket, and (iii) shall file an informational report with the Commission within 90 days following each repurchase of common stock from its parent company using proceeds from issuance of transitional funding instruments;

     (19) with respect to its retirement or redemption of outstanding debt and preferred stock and securities using proceeds from the issuance of transitional funding instruments that are distributed to it by IPS, Illinois Power shall use the accounting entries set forth on IP
           Exhibit 2.6 in this docket;

     (20) in accordance with Sections 18-104(h) and 18-111(4) of the EUTFL, Illinois Power shall file with the Commission a statement of the final terms of the issuance of any series of transitional funding instruments, and a report showing the use of proceeds therefrom, within 90 days following the date of such issuance; and shall file with the Commission a summary report showing the use of proceeds from the issuance of the transitional funding instruments authorized by this Order within 90 days following the last use of proceeds from such issuance; such reports shall show the accounts debited and credited and the dollar amounts entered;

     (21) in accordance with Section 18-104(c) of the EUTFL, notwithstanding any other provision of law, this Order, the intangible transition property created and established hereby, and the instrument funding charges authorized to be imposed and collected hereby shall not be subject to reduction, postponement, impairment or termination by any subsequent action of the Commission, and the Commission shall not revoke, amend or otherwise change the tariffs evidencing the Trust's right to receive instrument funding charges in any manner which would defeat the legitimate expectations of the holders of transitional funding instruments to receive such instrument funding charges on a timely basis;

     (22) the holders of the transitional funding instruments, and the Trustee of the Trust for the benefit of such holders, shall be entitled to the benefit of the pledges and agreements of the State of Illinois set forth in Section 18-105(b) of the EUTFL;
           pursuant to Section 18-105(b), each of Illinois Power, IPS and Trust should be, and is, authorized to include such pledges and agreements in any contracts with the holders of the transitional funding instruments, the Trustee or any assignee;

     (23) to the full extent permitted by the EUTFL or other applicable law, the intangible transition property created and established by this Order and the right to impose and collect instrument funding charges as contemplated by this Order shall constitute current, original property rights of IPS and its assignees, including Trust, which property rights may not be limited, altered, impaired or reduced or otherwise terminated by any subsequent actions of Illinois Power or any third party and which shall, to the fullest extent permitted by law, be enforceable against Illinois Power, its successors and assigns, and all other third parties, including judicial lien creditors, claiming an interest therein by or through Illinois Power or its successors or assigns;

     (24) in accordance with Section 18-107(c) of the EUTFL, the lien of the Trust in the intangible transition property created and established by this Order shall (i) attach automatically to such intangible transition property from the time of issuance of the related transitional funding instruments, (ii) be continuously perfected through a filing with the Chief Clerk of the Commission, (iii) be enforceable against Illinois Power, IPS, the Trust, and all third parties, including judicial lien creditors, (iv) from and after the filing described in clause (ii) of this Finding, constitute a continuously perfected security interest in and lien on all then existing or thereafter arising revenues and proceeds arising with respect to the associated intangible transition property, whether or not the electric power and energy included in the calculation of such revenues and proceeds have been provided, (v) rank prior to any other lien, including any judicial lien, which subsequently attaches to the intangible transition property or to any other rights created by this Order or any revenues or proceeds of the foregoing, (vi) not be defeated or adversely affected, whether or not the instrument funding charges are separately stated on the customers' bills and whether or not the instrument funding charges are collected by Illinois Power, IPS or a third party, by changes to this Order or to the instrument funding charges payable by any retail customer, class of retail customers or other person or group of persons obligated to pay such instrument funding charges nor by commingling of revenues or proceeds arising with respect to intangible transition property with any funds of Illinois Power or any successor, IPS or Trust;

     (25) each of the creation and vesting of the intangible transition property in IPS, including the right to obtain periodic adjustments to the instrument funding charges, and the transfer of the intangible transition property from IPS to Trust, shall constitute an "absolute transfer" within the meaning of Section 18-108 of the EUTFL of any right, title and interest Illinois Power or IPS, as applicable, otherwise may have had in the intangible transition property including any right Illinois Power may have had to receive that portion of base rates, transition charges, or other rates for tariffed services, or of other charges, which has been deducted and separately stated pursuant to this Order or to receive any proceeds thereof, and such transfer shall be irrevocable and enforceable as against Illinois Power, IPS and their respective successors;

     (26) as contemplated by Section 18-108 of the EUTFL and by clause (vi) of Finding (24) of this Order, the property interest of IPS and of Trust in the intangible transition property and the related charges, revenues, collections and proceeds created and established by this Order shall not be defeated by the commingling of such property, charges, revenues, collections or proceeds with funds of Illinois Power or any successor thereto or any other funds, including, but not limited to, funds of an alternative retail electric supplier or another electric utility, and, accordingly, in the case of any such revenues, collections, claims, payments, money or proceeds which are commingled with such other property, revenues, collections or other payments, the portion allocable to the instrument funding charges may be determined by such reasonable methods of estimation as are set forth in the Servicing Agreement contemplated by Finding (29) of this Order;

     (27) in accordance with Section 18-104(a) of the EUTFL, the transitional funding instruments authorized by this Order shall be non-recourse to the credit and assets of Illinois Power except as to, and will be secured only by and payable solely out of the proceeds of, the following property: (i) the intangible transition property, (ii) all rights of Trust under the servicing agreement with Illinois Power or any successor servicer of the intangible transition property and all rights and property interests under any other agreements entered into by or for the benefit of Trust in connection with the transaction, (iii) any bank collection accounts, investment accounts or similar reserve accounts established in connection with the issuance of the transitional funding instruments and all cash or investment property or other amounts on deposit therein from time to time, (iv) solely with respect to the transitional funding instruments, if any, which bear a floating rate of interest, any interest rate swap agreement executed to permit the issuance of such transitional funding instruments, (v) all rights to obtain adjustments to the instrument funding charges in accordance with
           Section 18-104(d) of the EUTFL, (vi) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, and (vii) all payments on or under and all proceeds in respect of any or all of the foregoing; provided, however, that notwithstanding the non-recourse nature of the transaction, Illinois Power, individually, as servicer or otherwise may take any of the actions contemplated by Finding (59) of this Order;

     (28) any use by Illinois Power of the proceeds from issuance of the transitional funding instruments authorized by this Order other than in accordance with the purposes specified herein pursuant to
           Section 18-103(d) of the EUTFL, shall be void, in accordance with
           Section 18-111(4), provided, that any misapplication of such proceeds shall not affect the validity of the transitional funding instruments, the intangible transition property or the transfer of the intangible transition property to Trust, or the rights of IPS or its assignee, Trust, to impose and collect the instrument funding charges authorized by this Order;

     (29) Illinois Power should be authorized to, and will, (i) enter into a Servicing Agreement with IPS in accordance with Section 18-104(f) of the EUTFL, which IPS should in turn be authorized to assign to Trust, pursuant to which Illinois Power, as servicer, will collect the instrument funding charges authorized by this Order from retail customers and other persons obligated to pay Illinois Power any base rates, transition charges or other rates for tariffed services at the time of the issuance of each related series of transitional funding instruments, and will account for and remit the applicable instrument funding charges, without the obligation to remit any investment earnings thereon, to or for the account of IPS, or of Trust as assignee of IPS; and (ii) in accordance with Sections 18-104(a) and 18-104(j) of the EUTFL, file tariffs providing for such instrument funding charges to be deducted, stated, and collected separately from the amounts otherwise billed by Illinois Power for base rates, transition charges and other rates for tariffed services; the obligations of Illinois Power pursuant to the Servicing Agreement shall continue irrespective of whether Illinois Power or any successor thereto is providing electric power and/or other services to the retail customers and other persons obligated to pay such instrument funding charges;

     (30) IPS or its assignee, Trust, and Illinois Power, as servicer, or any successor to Illinois Power as servicer , should be authorized to impose and collect up to an aggregate amount of $1,634,000,000 of instrument funding charges from retail customers of Illinois Power in accordance with this Order, with the instrument funding charges associated with each series of transitional funding instruments to be imposed on and collected from each retail customer of Illinois Power, class of retail customers of Illinois Power, or other person or group of persons, obligated to pay any base rates, transition charges or other rates for tariffed services on and after the date that such series of transitional funding instruments is issued, including any customer taking a tariffed service from Illinois Power on or after the date that a series of transitional funding instruments is issued who subsequently takes a contract service or other competitive service from Illinois Power; all collections by Illinois Power, as servicer, or by any successor servicer, in respect of such instrument funding charges shall, to the extent of the authorized amount of instrument funding charges, be deemed proceeds of the intangible transition property created by this Order;

     (31) in order to ensure that the allocations and collections of instrument funding charges be maintained across the broadest possible range of customers and other persons, in accordance with
           Section 18-103(d)(4) of
           the EUTFL, and in order to ensure that the instrument funding charges are non-bypassable, (i) neither Illinois Power nor any successor shall enter into any competitive contracts with any retail customer or other person who is, or otherwise would be, obligated to pay instrument funding charges as authorized by this Order if, as a result thereof, such customer or other person would not receive tariffed services, unless such contract provides that such customer or other person will pay to IPS or its assignees, or to Illinois Power as servicer, as applicable, an amount each billing period equal to the amount of instrument funding charges that the customer would pay if the services provided under such contract were tariffed services, with such amount to be separately stated on the billings to such customer, and (ii) the Commission acknowledges and concurs in the intent of Illinois Power, IPS and Trust that any revenues received by Illinois Power or any successor from any such contract services shall, to the extent the instrument funding charges would be imposed on the retail customer or other person if such retail customer or person were taking the contract service as a tariffed service or services from Illinois Power, be deemed to be proceeds of, and included in, the intangible transition property and instrument funding charges created by this Order;

     (32) should any retail customer of Illinois Power obtain electric power and energy from an alternative retail electric supplier or from another utility, without taking delivery services from Illinois Power, and thereby become obligated to make a lump sum or other fixed payment of transition charges to Illinois Power or its successor in accordance with Section 16-108(h) of the Public Utilities Act, or should Illinois Power or its successor become eligible to receive any similar payments, then the portion of such payments allocable to the instrument funding charges authorized by this Order shall be promptly remitted by Illinois Power or its successor to IPS or its assignee, Trust, and shall be deemed to be proceeds of, and included in, the intangible transition property and the instrument funding charges authorized by this Order;

     (33) in accordance with Section 18-104(a) of the EUTFL, the aggregate amount of the instrument funding charges to be imposed and collected by IPS or its assignee, Trust, and by Illinois Power, as servicer, or any successor to Illinois Power as servicer, in connection with the issuance of each series of transitional funding instruments, shall be calculated so as to be sufficient to pay when due the principal of and interest on such series of transitional funding instruments, together with premium, servicing fees and other fees, costs and charges related thereto, and to maintain any required reserves, including, without limiting the foregoing and as applicable to each series of transitional funding instruments, (i) the servicing fee set forth in Finding
           (34) of this Order, (ii) any fees or other amounts paid or payable to a counter-party to a swap agreement or arrangement in connection with the issuance of a series of transitional funding instruments with floating interest rates, and (iii) reserve amounts as set forth in Finding (37) of this Order;

     (34) Illinois Power should be, and is, authorized to include in the Servicing Agreement with IPS, and to charge IPS (or its assignee, Trust), an annual servicing fee based on the initial aggregate principal amount of each series of transitional funding instruments, expected to be 0.25% thereof, if the instrument funding charges associated therewith are billed and collected concurrently with other charges for service, and further to provide for the servicing fee to be higher if the instrument funding charges associated therewith are not billed and collected concurrently with other charges for service; the servicing fee shall be included in the calculation of instrument funding charges associated with such series of transitional funding instruments in accordance with Finding (33) of this Order;

     (35) pursuant to Section 7-101 of the Public Utilities Act, Illinois Power should be, and is, authorized to enter into an administrative services agreement with IPS pursuant to which Illinois Power shall perform administrative services for IPS; such administrative services agreement shall be in substantially the same form as the administration agreement submitted as IP Exhibit 2.8 in this docket; Illinois Power shall file a copy of the executed administration agreement with the Commission on or before its effective date;

     (36) pursuant to Section 7-101 of the Public Utilities Act, the consent of the Commission should be given to the performance by the First National Bank of Decatur, which is an "affiliated interest" of Illinois Power, of lockbox and similar collection and remittance functions with respect to instrument funding charges billed and collected by Illinois Power as servicer;

     (37) IPS and Trust should be, and are, authorized to provide for cash and overcollateralization reserves in connection with issuance of each series of transitional funding instruments authorized by this Order, as described in the prefatory portion of this Order; such reserves shall be included in the calculation of the instrument funding charges associated with such series of transitional funding instruments in accordance with Finding (33) of this Order;

     (38) Illinois Power, as servicer, shall calculate for each period in which instrument funding charges are to be imposed and collected in connection with a series of transitional funding instruments issued in accordance with this Order, a projected debt service requirement and a projected debt service billing requirement, which shall be calculated, as described in IP

           Exhibit 2.3 in this docket, based on the principal amount of such series of transitional funding instruments, the expected or scheduled maturity date for each such series, the resultant expected amortization schedule for such series, the interest rate on each such series of transitional funding instruments, required payments to fund and maintain overcollateralization reserves, servicing fees and other expenses, and any other amounts identified in Finding (33) hereof, prior period over-collection or under-collection amounts, and projected kilowatt-hour sales and deliveries to retail customer and other persons subject to the instrument funding charges and projected uncollectibles and defaults during the succeeding period;

     (39) in accordance with Section 18-103(d)(4) of the EUTFL, Illinois Power, as servicer, will, and should be directed to, calculate the cents-per-kilowatt-hour instrument funding charges to be imposed in each period on each class of customers with respect to each series of transitional funding instruments, by allocating the amount of instrument funding charges necessary to collect the projected debt service billing requirement associated with each such series for such period, calculated as described in IP Exhibit 2.3 in this docket, among customer classes based on the ratio of each such class' 1996 base rate revenue to Illinois Power's total 1996 base rate revenue, in the manner shown on IP Exhibit 4.2 in this docket, and dividing the amount of instrument funding charges allocated to each such class by the number of kilowatt-hours projected to be sold or delivered to customers in such class during such period; for purposes of Sections 18-103(a) and (k) of the EUTFL, the instrument funding charges per kilowatt-hour shown on IP Exhibit 4.2, page 2 and in Section II.E of this Order shall be the instrument funding charges initially authorized by the Commission; the allocation of such instrument funding charges among Illinois Power's classes of retail customers, as shown on IP Exhibit 4.2, page 2, is in accordance with Section 18-103(d)(4) of the EUTFL;

     (40) if, in the calculation of instrument funding charges for any period in accordance with Finding (39) of this Order, the forecasted revenues from base rates, transition charges or other rates for tariffed services from any of the customer classes shown on IP
           Exhibit 4.2 in this docket is projected to be less than the amount of instrument funding charges allocated to such class for such period, the amount of such shortfall shall be ratably allocated among the remaining customer classes based on the percentage of each such class' contribution to Illinois Power's base rate revenues for the year 1996 calculated excluding the customer class for which there is such deficiency;

     (41) in accordance with Sections 18-103(d)(5) and 18-111(3) of the EUTFL, imposition of instrument funding charges in accordance with this Order will not cause the base rates, transition charges or other rates for tariffed services paid by any retail customer of Illinois Power, class of retail customers of Illinois Power or other person or group of persons obligated to pay any such rates (i) to exceed the levels then in effect, as adjusted for the rate decreases required by Section 16-111(b) of the Public Utilities Act, or (ii) to increase above the levels which Illinois Power would have been allowed to charge had it not been authorized to impose and collect instrument funding charges;

     (42) Illinois Power, as servicer, should be allowed to place into effect Rider IFC, in substantially the form set forth as IP Exhibit 4.5 in this docket, which shall, in accordance with Sections 18-103(d)(3), 18-104(a) and 18-104(j) of the EUTFL, direct that the amount of the instrument funding charges associated with each series of transitional funding instruments including all previously-issued and still outstanding series be deducted, stated, and collected separately from the amounts otherwise billed by Illinois Power for base rates and transition charges and, where applicable, other rates for tariffed services; Illinois Power shall file its final form of Rider IFC with the Commission at least three business days prior to the date of issuance of the initial series of transitional funding instruments authorized by this Order, to be effective on and after such date of issuance;

     (43) concurrently with the issuance of each series of transitional funding instruments by Trust, Illinois Power, as servicer, will, and should be directed to, place into effect in Rider IFC specific instrument funding charges associated with such series and all previously-issued and still outstanding series of transitional funding instruments; to allow for review by the Commission and its Staff, such instrument funding charges shall be filed with the Commission three business days prior to the date of issuance of the series of transitional funding instruments, to be effective on the date of issuance of such series of transitional funding instruments;

     (44) in accordance with Section 18-104(j) of the EUTFL, the deduction of instrument funding charges from Illinois Power's base rates, transition charges and, where applicable, other rates for tariffed services shall not be construed as a change in or otherwise require a recalculation of the authorized amounts of such rates and charges under Section 16-102, 16-107, 16-108 or 16-110 of the Public
           Utilities Act or otherwise;

     (45) the aggregate amount of instrument funding charges associated with each series of transitional funding instruments authorized by this Order, calculated in accordance with Finding (33) of this Order, shall, upon the date of issuance of such series of transitional funding instruments and the effectiveness of the charges described in Findings (42) and (43) of this

           Order, become and constitute intangible transition property; all of such intangible transition property shall constitute a current property right and shall thereafter continuously exist as property for all purposes;

     (46) in accordance with Section 18-104(a) of the EUTFL, the instrument funding charges authorized by this Order to be imposed and collected shall not be subject to any defense, counterclaim or right of set-off arising as a result of failure by Illinois Power to perform or provide past, present or future services;

     (47) the expected or scheduled maturity date of each series of transitional funding instruments to be issued by Trust will be no later than December 31, 2008, in accordance with Section 18-103(d)(2) of the EUTFL, provided that, in accordance with
           Section 18-104(l) of the EUTFL, if any such series of transitional funding instruments has not been paid in full by such date, the right of IPS (or its assignee, Trust), through its servicer, to impose and collect instrument funding charges in connection with such series of transitional funding instruments, and the obligation of Illinois Power to continue to deduct such instrument funding charges from its base rates and other rates for tariffed services, shall continue beyond such date until such time as all series of transitional funding instruments have been paid in full; Attachment 1 to IP Exhibit 2.3 in this docket sets forth a reasonable projection of the Expected Amortization Schedule for the transitional funding instruments authorized by this Order (it being understood that such Expected Amortization Schedule will be finalized only when the transitional funding instruments are priced); for purposes of Section 18-104(d) of the EUTFL, such Expected Amortization Schedule constitutes the projections for repayment set forth in this Order;

     (48) in accordance with Section 18-104(d) of the EUTFL, the instrument funding charges imposed and collected in connection with each series of transitional funding instruments authorized by this Order should be revised periodically, in accordance with the procedure and formula set forth in IP Exhibit 4.5 in this docket, by (i) adding to or subtracting from the amount of instrument funding charges scheduled to be collected for the succeeding period any shortfall or excess in instrument funding charges actually collected and received by Illinois Power (or any successor servicer) during the preceding reconciliation period, plus any interest costs incurred or to be incurred by Trust as a result of having to delay repayment of principal on such series of transitional funding instruments due to a short-fall in instrument funding charge collections, (ii) allocating the resulting revised total amount of instrument funding charges to be collected during the succeeding period among the customer classes subject to such instrument funding charges on the basis of their 1996 base rate revenues, and (iii) dividing the amount of such instrument funding charges allocated to each customer class by the number of kilowatt-hours which Illinois Power (or any successor servicer) projects will be sold or delivered to such class during the succeeding period;

     (49)  the periodic adjustments of instrument funding charges authorized by
           Section 18-104(d) of the EUTFL and Finding (48) of this Order shall be implemented either quarterly, semi-annually or annually, as determined by Illinois Power; the final form of Rider IFC, to be filed with the Commission in accordance with Finding (42) of this Order, shall specify the frequency with which such periodic adjustments shall be implemented and the specific three-, six- or twelve month periods which shall constitute reconciliation periods;

     (50) Illinois Power, or any successor servicer, should be, and is, directed to file with the Commission on or before the third business day preceding the first day of the second calendar month following the end of each reconciliation period (i) a report showing the instrument funding charges to be imposed and collected, and the cents-per-kilowatt-hour instrument funding charges to be imposed and collected from each customer class, on and after the first day of such second calendar month, calculated in accordance with Finding
           (48) of this Order, including a reconciliation of the instrument funding charges which were scheduled to be collected during the reconciliation period in accordance with the projected debt service billing requirement for that period as provided in Finding (38) with the actual amount of instrument funding charges collected during such reconciliation period; and (ii) revisions to Rider IFC, if necessary, providing for any revised instrument funding charges to be deducted, stated, and collected separately from Illinois Power's base rates, transition charges and other rates for tariffed services, with such revised charges, if any, to be effective on and after the first day of the second calendar month following the end of the reconciliation period, in accordance with Sections 18-104(d), 18-104(j) and 18-104(k) of the EUTFL; provided, that the failure of Illinois Power or any successor servicer to make such a filing shall not affect the rights of the owners of the intangible transition property to secure the adjustments described in Finding (48);

     (51) except as otherwise required by law with respect to taxes or similar governmental charges included in bills and invoices to customers, Illinois Power or any successor servicer for IPS shall allocate any shortfall in revenues received from any retail customer ratably based on the amount of that customer's bills and invoices constituting instrument funding charges and the amount constituting other fees and charges;

     (52) in the event of default by Illinois Power in payment to or for the benefit of IPS of the instrument funding charges authorized by this Order, this

           Commission, upon the application by (i) the holders of the transitional funding instruments and the trustees or representatives therefor as beneficiaries of any statutory lien permitted by Section 18-107(c) of the EUTFL, (ii) IPS or its assignees, (iii) Trust, or (iv) pledgees or transferees of the intangible transition property, shall order the sequestration and payment to or for the benefit of IPS or such other party of revenues arising with respect to the intangible transition property;

     (53) the Commission shall not approve or require any third party servicer(s) to replace Illinois Power in any of its servicing functions with respect to the intangible transition property and instrument funding charges authorized by this Order, in whole or in part, without determining that approving or requiring such third party servicer(s) to replace Illinois Power will not cause the then current rating of the transitional funding instruments to be withdrawn or downgraded;

     (54) any alternative retail electric supplier or other electric utility which elects to provide a single bill to retail customers of Illinois Power for both the services provided by such alternative retail electric supplier or other electric utility and the delivery services provided by Illinois Power, as permitted by
           Section 16-118(b) of the Public Utilities Act, shall be responsible to Illinois Power for the collection of instrument funding charges from such customers and the remittance thereof to Illinois Power;

     (55) in order to enable Illinois Power to perform its functions as servicer for the intangible transition property and instrument funding charges authorized by this Order, and to provide for proper reporting by Illinois Power to IPS (or its assignee, Trust), in any instance in which the metering of a retail customer of Illinois Power is provided by an alternative retail electric supplier and the customer's metered kilowatt-hours are not otherwise available to Illinois Power, Illinois Power should be, and is, authorized and directed to require such alternative retail electric supplier to enter into a contract obligating such alternative retail electric supplier to provide Illinois Power with the customer's total kilowatt-hour consumption used for billing purposes in each billing period;

     (56) in order to enable Illinois Power to perform its functions as servicer for the intangible transition property and instrument funding charges authorized by this Order, and to provide for proper reporting by Illinois Power to IPS (or its assignee, Trust), Illinois Power should be, and is, authorized and directed to require each alternative retail electric supplier or other electric utility which is billing retail customers of Illinois Power for services provided by Illinois Power, as permitted by Section 16-118(b) of the Public Utilities Act, or other third party which is billing retail customers for services provided by Illinois Power (collectively, a "third party collector"), to enter into a contract or contracts containing the following requirements: (i) that instrument funding charges shall be remitted by the third party collector to Illinois Power within seven days of receipt, provided however that, if the third party collector otherwise is required to remit payments to Illinois
           Power or its successor on a more frequent basis, instrument funding charges shall be remitted at the same time as such other payments, and provided further that third party collectors may, at their option, by providing to Illinois Power a written notification of their election of the option, which election may not be changed for a period of one calendar year after it is exercised, choose (in lieu of remitting instrument funding charge collections within seven days of receipt) to pay instrument funding charges to Illinois Power within 15 days of the date of Illinois Power's bill provided that (1) the third party collector pays all instrument funding charges for which it bills regardless of whether payments are actually received from customers, and (2) a third party collector who does not have investment-grade credit ratings (BBB- or better) must post a deposit or comparable security equal to one month's estimated instrument funding collections; (ii) that disputes between the third party collector and Illinois Power shall be subject to the formal dispute resolution process and associated instrument funding charge remittance procedure set forth in Section III of this Order; and
           (iii) that if a third party collector does not remit instrument funding charges to Illinois Power or its successor when due, the third party collector will be in default and Illinois Power may, 10 days thereafter, send a notice to the third party collector and take actions related to defaults delineated in Section III of this Order;

     (57) Illinois Power or any successor servicer, in order to perform its functions as servicer and to provide proper reporting to IPS and its assignee, Trust, is obligated to impose such terms and conditions with respect to credit and collection policies applicable to third party collectors (as defined in Finding (56) of this Order) as may be reasonably necessary to prevent the then current rating of the transitional funding instruments from being downgraded provided, that any new terms shall be set out in a revision to Rider IFC, or in a new or supplemental tariff, as appropriate, either of which shall be filed for Commission review and approval;

     (58) Illinois Power should be, and is, authorized to disconnect service to any customer who fails to pay instrument funding charges billed by Illinois Power (or by an alternative retail electric supplier or other electric utility on behalf of Illinois Power), as servicer, on behalf of IPS (or its assignee, Trust), in accordance with the Commission's regulations pertaining to disconnections, in the same manner as Illinois Power may disconnect such customer for failure to pay any charge for service billed by Illinois Power;

     (59) in connection with the transactions described in the Application and in this Order, Illinois Power, individually, as servicer or otherwise, may (i) make representations and warranties with respect to, among other things, the validity of IPS' and its assignees' (including Trust's) title to the intangible transition property,
           (ii) observe covenants for the benefit of IPS and its assignees (including Trust), (iii) indemnify IPS and its assignees (including Trust) against any breach of such representations, warranties and covenants to protect such parties against other losses which result from the actions or inactions of Illinois Power, and (iv) agree to remit to Trust, for the benefit of the holders of the transitional funding instruments, a portion of payments which Illinois Power receives on account of lost tariffed revenues from which future instrument funding charges would have been deducted, which portion Illinois Power has agreed constitutes proceeds of such instrument funding charges and intangible transition property created, established and authorized by this Order;

     (60) all of the terms and provisions of this Order binding on Illinois Power shall be binding on Illinois Power's successors and assigns, including any successor electric utility which takes over the provisions of delivery services or other tariffed services within all or any part of Illinois Power's service area;

     (61) the Application filed by Illinois Power Company herein should be approved.

     IT IS THEREFORE ORDERED by the Illinois Commerce Commission that intangible transition property in the aggregate amount of $1,634,000,000, consisting of the currently existing, present right to impose and collect that amount of instrument funding charges from retail customers of Illinois Power Company in accordance with this Order, including the right to periodic adjustments of such instrument funding charges in accordance with Section 18-104(d) of the EUTFL, is created and established in and for the benefit of Illinois Power Securitization Limited Liability Company, as "grantee" as defined in Section 18-102 of the Electric Utility Transitional Funding Law, as an original right and not by sale or assignment from Illinois Power; such amount of intangible transition property does not exceed the amount of intangible transition property which may be created and established in accordance with Section 18-104(a)) of the EUTFL.

     IT IS FURTHER ORDERED that IPS is authorized to enter into a Trust Agreement with a financial institution experienced in providing corporate trust services to form the Illinois Power Special Purpose Trust.

     IT IS FURTHER ORDERED that IPS is authorized to sell, transfer and assign its right, title and interest in the intangible transition property created pursuant to this Order to Trust, in accordance with Section 18-104(f) of the EUTFL.

     IT IS FURTHER ORDERED that Trust is authorized to issue transitional funding instruments in an aggregate principal amount not to exceed $864,000,000, to be secured by a first priority security interest, in accordance with Section 18-107(c) of the EUTFL, in the intangible transition property created by this Order in and for the benefit of IPS, in accordance with and as authorized by this Order; such transitional funding instruments shall otherwise be non-recourse to the credit or assets of Illinois Power as provided in Section 18-104(a) of the EUTFL; such amount of transitional funding instruments does not exceed 25% of Illinois Power Company's total capitalization, including both debt and equity, as of December 31, 1996, multiplied by the ratio of Illinois Power's revenues from Illinois electric utility retail customers in the 1996 calendar year to its total electric retail revenues for such 1996 year, and does not exceed the amount permitted by Section 18-103(d)(6)(A) of the EUTFL.

     IT IS FURTHER ORDERED that in accordance with Section 18-104(g) of the EUTFL, Trust shall be afforded flexibility in establishing the terms and conditions of the transitional funding instruments which it issued pursuant to this Order, including, without limiting the foregoing, repayment schedules, collateral, required debt service and other reserves, interest rates and other financing costs.

     IT IS FURTHER ORDERED that Trust shall remit the proceeds from the issuance of the transitional funding instruments authorized by this Order, less any amounts required to be retained by Trust as a capital or cash reserve or for payment of costs of issuance, to IPS, as consideration for the assignment by IPS of its interest in the intangible transition property created pursuant to this Order.

     IT IS FURTHER ORDERED that IPS shall distribute the proceeds from the issuance of the transitional funding instruments authorized by this Order, which IPS receives from Trust, less any amounts required to be retained by IPS as a capital or cash reserve or for payment of its costs or costs of issuance, to Illinois Power.

     IT IS FURTHER ORDERED that Illinois Power shall use the proceeds that are distributed to it by IPS to refinance debt and equity, in accordance with
Section 18-103(d)(1)(A), and for the other purposes listed in Sections 18-103(d)(1)(C), (D) and (E), of the EUTFL; Illinois Power has reasonably demonstrated that the use of such proceeds by Illinois Power will result in an overall reduction in Illinois Power's cost of capital, taking into account the costs of financing; the costs associated with the issuance and collateralization of the transitional funding instruments, the costs incurred in connection with the proposed transactions to recapitalize, refinance or retire Illinois Power's stock and/or debt, and the costs incurred or to be incurred to obtain, collateralize, issue, service and administer the transitional funding instruments, as described in Illinois Power's evidence herein, are commercially reasonable.

     IT IS FURTHER ORDERED that Illinois Power shall use a portion of the proceeds from issuance of the transitional funding instruments authorized by this Order which Illinois Power receives from IPS to repurchase not more than $350,000,000 of the common stock of Illinois Power from its parent company; the parent company of Illinois Power shall use the proceeds it receives from such repurchase of common stock to repurchase the publicly-traded common stock of the parent company and to pay commercially reasonable transaction costs associated with such repurchases, in accordance with Section 18-103(d)(1)(A) of the EUTFL.

     IT IS FURTHER ORDERED that Illinois Power shall use at least 80% of the aggregate amount of proceeds from issuance of transitional funding instruments authorized by this Order that are distributed to it by IPS for, and shall use no more than 20% of the aggregate amount of such proceeds for purposes other than, the purposes specified in Section 18-103(d)(1)(A) of the EUTFL.

     IT IS FURTHER ORDERED that none of the proceeds received by Illinois Power from issuance of the transitional funding instruments authorized by this Order shall be used to repay or retire obligations incurred by any affiliate of Illinois Power, other than as provided in Finding (12) of this Order.

     IT IS FURTHER ORDERED that, in accordance with Section 18-103(d)(1) of the EUTFL, Illinois Power shall not use the proceeds distributed to it by IPS to refinance debt and equity in a manner that results, as of the date of application of such proceeds, in the common equity component of Illinois Power's capital structure falling below the lesser of (i) 40% and (ii) Illinois Power's common equity percentage as of December 31, 1996 adjusted to reflect the write-off of common equity implemented by Illinois Power at December 31, 1997 as a result of enactment of the Electric Service and Customer Choice Law of 1997.

     IT IS FURTHER ORDERED that Illinois Power's proposed uses of the proceeds from issuance of the transitional funding instruments authorized by this Order, as set forth in the Application and in Findings (11) through (15) of this Order, constitute permissible uses of such proceeds in accordance with Section 18-103(d)(1) of the EUTFL; Illinois Power shall use such proceeds for the purposes set forth in Section 18-103(d)(1) of the EUTFL.

     IT IS FURTHER ORDERED that Illinois Power shall determine the price of each share of common stock which it purchases from its parent company using proceeds from the issuance of the transitional funding instruments authorized by this Order as equal to (i) the market price of the corresponding Illinois Power parent company common shares being repurchased, less (ii) the net book value per share of each of the unregulated subsidiaries of Illinois Power's parent company, as of the end of the quarter preceding the repurchase of the parent company's common stock.

     IT IS FURTHER ORDERED that, with respect to purchases of its common stock from its parent company using proceeds from the issuance of transitional funding instruments that are distributed to it by IPS, Illinois Power (i) shall not be required to comply with the free cash flow test imposed by the Commission's order issued March 22, 1995 in Docket 94-0518, (ii) shall use the accounting entries for reacquired common stock specified in the March 22, 1995 order in Docket 94-0518, as shown on IP Exhibit 2.6 in this docket, and (iii) shall file an informational report with the Commission within 90 days following each repurchase of common stock from its parent company using proceeds from issuance of transitional funding instruments.

     IT IS FURTHER ORDERED that with respect to its retirement or redemption of outstanding debt and preferred stock and securities using proceeds from the issuance of the transitional funding instruments that are distributed to it by IPS, Illinois Power shall use the accounting entries set forth on IP
Exhibit 2.6 in this docket.

     IT IS FURTHER ORDERED that, in accordance with Sections 18-104(h) and 18-111(4) of the EUTFL, Illinois Power shall file with the Commission a statement of the final terms of the issuance of any series of transitional funding instruments, and a report showing the use of proceeds therefrom, within 90 days following the date of such issuance; and shall file with the Commission a summary report showing the use of proceeds from the issuance of the transitional funding instruments authorized by this Order within 90 days following the last use of proceeds from such issuance; such reports shall show the accounts debited and credited and the dollar amounts entered.

     IT IS FURTHER ORDERED that, in accordance with Section 18-104(c) of the EUTFL, notwithstanding any other provision of law, this Order, the intangible transition property created and established hereby, and the instrument funding charges authorized to be imposed and collected hereby shall not be subject to reduction, postponement, impairment or termination by any subsequent action of the Commission, and the Commission shall not revoke, amend or otherwise change the tariffs evidencing the Trust's right to receive instrument funding charges in any manner which would defeat the legitimate expectations of the holders of transitional funding instruments to receive such instrument funding charges on a timely basis.

     IT IS FURTHER ORDERED that the holders of the transitional funding instruments, and the Trustee of the Trust for the benefit of such holders, shall be entitled to the benefit of the pledges and agreements of the State of Illinois set forth in Section 18-105(b) of the EUTFL; pursuant to Section 18-105(b), each of Illinois Power, IPS and Trust shall be authorized to include such pledges and agreements in any contracts with the holders of the transitional funding instruments, the Trustee or any assignee.

     IT IS FURTHER ORDERED that to the full extent permitted by the EUTFL or other applicable law, the intangible transition property created and established by this Order and the right to impose and collect instrument funding charges as contemplated by this Order shall constitute current, original property rights of IPS and its assignees, including Trust, which property rights may not be limited, altered, impaired or reduced or otherwise terminated by any subsequent actions of Illinois Power or any third party and which shall, to the fullest extent permitted by law, be enforceable against Illinois Power, its successors and assigns, and all other third parties, including judicial lien creditors, claiming an interest therein by or through Illinois Power or its successors or assigns.

     IT IS FURTHER ORDERED that in accordance with Section 18-107(c) of the EUTFL, the lien of the Trust in the intangible transition property created and established by this Order shall (i) attach automatically to such intangible transition property from the time of issuance of the related transitional funding instruments, (ii) be continuously perfected through a filing with the Chief Clerk of the Commission, (iii) be enforceable against Illinois Power, IPS, the Trust, and all third parties, including judicial lien creditors, (iv) from and after the filing described in clause (ii) of this paragraph, constitute a continuously perfected security interest in and lien on all then existing or thereafter arising revenues and proceeds arising with respect to the associated intangible transition property, whether or not the electric power and energy included in the calculation of such revenues and proceeds have been provided, (v) rank prior to any other lien, including any judicial lien, which subsequently attaches to the intangible transition property or to any other rights created by this Order or any revenues or proceeds of the foregoing, (vi) not be defeated or adversely affected, whether or not the instrument funding charges are separately stated on the customers' bills and whether or not the instrument funding charges are collected by Illinois Power, IPS or a third party, by changes to this Order or to the instrument funding charges payable by any retail customer, class of retail customers or other person or group of persons obligated to pay such instrument funding charges nor by commingling of revenues or proceeds arising with respect to intangible transition property with any funds of Illinois Power or any successor, IPS or Trust.

     IT IS FURTHER ORDERED that each of the creation and vesting of the intangible transition property in IPS, including the right to obtain periodic adjustments to the instrument funding charges, and the transfer of the intangible transition property from IPS to Trust, shall constitute an "absolute transfer" within the meaning of Section 18-108 of the EUTFL of any right, title and interest Illinois Power or IPS, as applicable, otherwise may have had in the intangible transition property including any right Illinois Power may have had to receive that portion of base rates, transition charges, or other rates for tariffed services, or of other charges, which has been deducted and separately stated pursuant to this Order or to receive any proceeds thereof, and such transfer shall be irrevocable and enforceable as against Illinois Power, IPS and their respective successors.

     IT IS FURTHER ORDERED that as contemplated by Section 18-108 of the EUTFL and by clause (vi) of Finding (24) of this Order, the property interest of IPS and of Trust in the intangible transition property and the related charges, revenues, collections and proceeds created and established by this Order shall not be defeated by the commingling of such property, charges, revenues, collections or proceeds with funds of Illinois Power or any successor thereto or any other funds, including, but not limited to, funds of an alternative retail electric supplier or another electric utility, and, accordingly, in the case of any such revenues, collections, claims, payments, money or proceeds which are commingled with such other property, revenues, collections or other payments, the portion allocable to the instrument funding charges may be determined by such reasonable methods of estimation as are set forth in the Servicing Agreement contemplated by Finding (29) of this Order.

     IT IS FURTHER ORDERED that in accordance with Section 18-104(a) of the EUTFL, the transitional funding instruments authorized by this Order shall be non-recourse to the credit and assets of Illinois Power except as to, and will be secured only by and payable solely out of the proceeds of, the following property: (i) the intangible transition property, (ii) all rights of Trust under the servicing agreement with Illinois Power or any successor servicer of the intangible transition property and all rights and property interests under any other agreements entered into by or for the benefit of Trust in connection with the transaction, (iii) any bank collection accounts, investment accounts or similar reserve accounts established in connection with the issuance of the transitional funding instruments and all cash or investment property or other amounts on deposit therein from time to time,
(iv) solely with respect to the transitional funding instruments, if any, which bear a floating rate of interest, any swap agreement executed to permit the issuance of such transitional funding instruments, (v) all rights to obtain adjustments to the instrument funding charges in accordance with
Section 18-104(d) of the EUTFL, (vi) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, and
(vii) all payments on or under and all proceeds in respect of any or all of the foregoing; provided, however, that notwithstanding the non-recourse nature of the transaction, Illinois Power, individually, as servicer or otherwise may take any of the actions contemplated by Finding (59) of this Order.

     IT IS FURTHER ORDERED that any use by Illinois Power of the proceeds from issuance of the transitional funding instruments authorized by this Order other than in accordance with the purposes specified herein pursuant to
Section 18-103(d) of the EUTFL, shall be void, in accordance with Section 18-111(4), provided, that any misapplication of such proceeds shall not affect the validity of the transitional funding instruments, the intangible transition property or the transfer of the intangible transition property to Trust, or the rights of IPS or its assignee, Trust, to impose and collect the instrument funding charges authorized by this Order.

     IT IS FURTHER ORDERED that Illinois Power is authorized to (i) enter into a servicing agreement with IPS in accordance with Section 18-104(f) of the EUTFL, which IPS shall in turn assign to Trust, pursuant to which Illinois Power, as servicer, will collect the instrument funding charges authorized by this Order from retail customers and other persons obligated to pay Illinois Power any base rates, transition charges or other rates for tariffed services at the time of the issuance of each related series of transitional funding instruments, and will account for and remit the applicable instrument funding charges, without the obligation to remit any investment earnings thereon, to or for the account of IPS, or of Trust as assignee of IPS; and (ii) in accordance with Sections 18-104(a) and 18-104(j) of the EUTFL, file tariffs providing for such instrument funding charges to be deducted, stated, and collected separately from the amounts otherwise billed by Illinois Power for base rates, transition charges and other rates for tariffed services.

     IT IS FURTHER ORDERED that the obligations of Illinois Power pursuant to the Servicing Agreement authorized by the preceding ordering paragraph shall continue irrespective of whether Illinois Power or any successor servicer is providing electric power and/or other services to the retail customers and other persons obligated to pay such instrument funding charges.

     IT IS FURTHER ORDERED that IPS or its assignee, Trust, and Illinois Power, as servicer, or any successor to Illinois Power as servicer, are authorized to impose and collect up to an aggregate amount of $1,634,000,000 of instrument funding charges from retail customers of Illinois Power in accordance with this Order; such instrument funding charges associated with each series of transitional funding instruments shall be imposed on and collected from each retail customer of Illinois Power, class of retail customers of Illinois Power, or other person or group of persons, obligated to pay any base rates, transition charges or other rates for tariffed services on and after the date that such series of transitional funding instruments is issued, including any customer taking a tariffed service from Illinois Power on or after the date that a series of transitional funding instruments is issued who subsequently takes a contract service or other competitive service from Illinois Power.

     IT IS FURTHER ORDERED that all collections by Illinois Power, as servicer, or by any successor servicer, in respect of such instrument funding charges shall, to the extent of the authorized amount of the instrument funding charges as stated in the preceding ordering paragraph, be deemed proceeds of the intangible transition property created by this Order.

     IT IS FURTHER ORDERED that in order to ensure that the allocations and collections of instrument funding charges be maintained across the broadest possible range of customers and other persons, in accordance with Section 18-103(d)(4) of the EUTFL, and in order to ensure that the instrument funding charges are non-bypassable, (i) neither Illinois Power nor any successor shall enter into any competitive contracts with any retail customer or other person who is, or otherwise would be, obligated to pay instrument funding charges as authorized by this Order if, as a result thereof, such customer or other person would not receive tariffed services, unless such contract provides that such customer or other person will pay to IPS or its assignees, or to Illinois Power as servicer, as applicable, an amount each billing period equal to the amount of instrument funding charges that the customer would pay if the services provided under such contract were tariffed services, with such amount to be separately stated on the billings to such customer, and (ii) the Commission acknowledges and concurs in the intent of Illinois Power, IPS and Trust that any revenues received by

Illinois Power or any successor from any such contract services shall, to the extent the instrument funding charges would be imposed on the retail customer or other person if such retail customer or person were taking the contract service as a tariffed service or services from Illinois Power, be deemed to be proceeds of, and included in, the intangible transition property and instrument funding charges created by this Order.

     IT IS FURTHER ORDERED that should any retail customer of Illinois Power obtain electric power and energy from an alternative retail electric supplier or from another utility, without taking delivery services from Illinois Power, and thereby become obligated to make a lump sum or other fixed payment of transition charges to Illinois Power or its successor in accordance with
Section 16-108(h) of the Public Utilities Act, or should Illinois Power or its successor become eligible to receive any similar payments, then the portion of such payments allocable to the instrument funding charges authorized by this Order shall be promptly remitted by Illinois Power or its successor to IPS or its assignee, Trust, and shall be deemed to be proceeds of, and included in, the intangible transition property and the instrument funding charges authorized by this Order.

     IT IS FURTHER ORDERED that, in accordance with Section 18-104(a) of the EUTFL, the aggregate amount of the instrument funding charges to be imposed and collected by IPS or its assignee, Trust, and by Illinois Power, as servicer, or any successor to Illinois Power as servicer, in connection with the issuance of each series of transitional funding instruments, shall be calculated so as to be sufficient to pay when due the principal of and interest on such series of transitional funding instruments, together with premium, servicing fees and other fees, costs and charges related thereto, and to maintain any required reserves, including, without limiting the foregoing and as applicable to each series of transitional funding instruments, (i) the servicing fee set forth in Finding (34) of this Order,
(ii) any fees or other amounts paid or payable to a counter-party to a swap agreement or arrangement in connection with the issuance of a series of transitional funding instruments with floating interest rates, and (iii) required reserve amounts as set forth in Finding (37) of this Order.

     IT IS FURTHER ORDERED that Illinois Power is authorized to include in the Servicing Agreement with IPS, and to charge IPS (or its assignee, Trust), an annual servicing fee based on the initial aggregate principal amount of each series of transitional funding instruments, expected to be 0.25% thereof, if the instrument funding charges associated therewith are billed and collected concurrently with other charges for service, and further to provide for the servicing fee to be higher if the instrument funding charges associated therewith are not billed and collected concurrently with other charges for service; such servicing fee shall be included in the calculation of instrument funding charges associated with such series of transitional funding instruments in accordance with Finding (33) of this Order.

     IT IS FURTHER ORDERED that, pursuant to Section 7-101 of the Public Utilities Act, Illinois Power should be and is authorized to enter into an administrative services

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


agreement with IPS pursuant to which Illinois Power shall perform administrative services for IPS; such administrative services agreement shall be in substantially the same form as the administration agreement submitted as IP Exhibit 2.8 in this docket; Illinois Power shall file a copy of the executed administration agreement with the Commission on or before its effective date.

     IT IS FURTHER ORDERED that, pursuant to Section 7-101 of the Public Utilities Act, consent is given to the performance by the First National Bank of Decatur, which is an "affiliated interest" of Illinois Power, of lockbox and similar collection and remittance functions with respect to instrument funding charges billed and collected by Illinois Power as servicer.

     IT IS FURTHER ORDERED that IPS and Trust are authorized to provide for cash and overcollateralization reserves required in connection with issuance of each series of transitional funding instruments authorized by this Order, as described in the prefatory portion of this Order; such reserves shall be included in the calculation of the instrument funding charges associated with such series of transitional funding instruments in accordance with Finding
(33) of this Order.

     IT IS FURTHER ORDERED that Illinois Power, as servicer, shall calculate for each period in which instrument funding charges are to be imposed and collected in connection with a series of transitional funding instruments issued in accordance with this Order, a projected debt service requirement and a projected debt service billing requirement, which shall be calculated, as described in IP Exhibit 2.3 in this docket, based on the principal amount of such series of transitional funding instruments, the expected or scheduled maturity date for each such series, the resultant expected amortization schedule for each such series, the interest rate on each such series of transitional funding instruments, required payments to fund and maintain overcollateralization reserves, servicing fees and other expenses, and any other amounts identified in Finding (33) hereof, prior period over-collection or under-collection amounts, and projected kilowatt-hour sales and deliveries to retail customer and other persons subject to the instrument funding charges and projected uncollectibles and defaults during the succeeding period.

     IT IS FURTHER ORDERED that, in accordance with Section 18-103(d)(4) of the EUTFL, Illinois Power, as servicer, shall calculate the cents-per-kilowatt-hour instrument funding charges to be imposed in each period on each class of customers with respect to each series of transitional funding instruments, by allocating the amount of instrument funding charges necessary to collect the projected debt service billing requirement associated with such series for such period, calculated as described in IP
Exhibit 2.3 in this docket, among customer classes based on the ratio of each such class' 1996 base rate revenue to Illinois Power's total 1996 base rate revenue, in the manner shown on IP Exhibit 4.2 in this docket, and dividing the amount of instrument funding charges allocated to each such class by the number of kilowatt-hours projected to be sold or delivered to customers in such class during such period; for purposes of

Sections 18-103(a) and (k) of the EUTFL, the instrument funding charges per kilowatt-hour shown on IP Exhibit 4.2, page 2 and in Section II.E of this Order shall be the instrument funding charges initially authorized by the Commission; the allocation of such instrument funding charges among Illinois Power's classes of retail customers, as shown on IP Exhibit 4.2, page 2, is in accordance with Section 18-103(d)(4) of the EUTFL.

     IT IS FURTHER ORDERED that if, in the calculation of instrument funding charges for any period in accordance with Finding (39) of this Order, the forecasted revenues from base rates, transition charges or other rates for tariffed services from any of the customer classes shown on IP Exhibit 4.2 in this docket is projected to be less than the amount of instrument funding charges allocated to such class for such period, the amount of such shortfall shall be ratably allocated among the remaining customer classes based on the percentage of each such class' contribution to Illinois Power's base rate revenues for the year 1996 calculated excluding the customer class for which there is such deficiency.

     IT IS FURTHER ORDERED that, in accordance with Sections 18-103(d)(5) and 18-111(3) of the EUTFL, imposition of instrument funding charges in accordance with this Order shall not cause the base rates, transition charges or other rates for tariffed services paid by any retail customer of Illinois Power, class of retail customers of Illinois Power or other person or group of persons obligated to pay any such rates (i) to exceed the levels then in effect, as adjusted for the rate decreases required by Section 16-111(b) of the Public Utilities Act, or (ii) to increase above the levels which Illinois Power would have been allowed to charge had it not been authorized to impose and collect instrument funding charges.

     IT IS FURTHER ORDERED that Illinois Power, as servicer, shall be allowed to place into effect Rider IFC, in substantially the form set forth as IP
Exhibit 4.5 in this docket, which shall, in accordance with Sections 18-103(d)(3), 18-104(a) and 18-104(j) of the EUTFL, direct that the amount of the instrument funding charges associated with each series of transitional funding instruments including all previously-issued and still outstanding series be deducted, stated, and collected separately from the amounts otherwise billed by Illinois Power for base rates and transition charges and, where applicable, other rates for tariffed services; Illinois Power shall file its final form of Rider IFC with the Commission at least three business days prior to the date of issuance of the initial series of transitional funding instruments authorized by this Order, to be effective on and after such date of issuance.

     IT IS FURTHER ORDERED that, concurrently with the issuance of each series of transitional funding instruments by Trust, Illinois Power, as servicer, shall place into effect in Rider IFC specific instrument funding charges associated with such series and with all previously-issued and still outstanding series of transitional funding instruments; to allow for review by the Commission and its Staff, such instrument funding charges shall be filed with the Commission three business days prior to the date of issuance of the series of transitional funding instruments, to be effective on the date of issuance of such series of transitional funding instruments.

     IT IS FURTHER ORDERED that, in accordance with Section 18-104(j) of the EUTFL, the deduction of instrument funding charges from Illinois Power's base rates, transition charges and, where applicable, other rates for tariffed services shall not be construed as a change in or otherwise require a recalculation of the authorized amounts of such rates and charges under
Section 16-102, 16-107, 16-108 or 16-110 of the Public Utilities Act or otherwise.

     IT IS FURTHER ORDERED that the aggregate amount of the instrument funding charges associated with each series of transitional funding instruments authorized by this Order, calculated in accordance with Finding
(33) of this Order, shall, upon the date of issuance of such series of transitional funding instruments and the effectiveness of the charges described in Findings (42) and (43) of this Order, become and constitute intangible transition property; all of such intangible transition property shall constitute a current property right and shall thereafter continuously exist as property for all purposes.

     IT IS FURTHER ORDERED that, in accordance with Section 18-104(a) of the EUTFL, the instrument funding charges authorized by this Order to be imposed and collected shall not be subject to any defense, counterclaim or right of set-off arising as a result of failure by Illinois Power to perform or provide past, present or future services.

     IT IS FURTHER ORDERED that the expected or scheduled maturity date of each series of transitional funding instruments to be issued by Trust shall be no later than December 31, 2008, in accordance with Section 18-103(d)(2) of the EUTFL, provided that, in accordance with Section 18-104(l) of the EUTFL, if any such series of transitional funding instruments has not been paid in full by such date, the right of IPS (or its assignee, Trust), through its servicer, to impose and collect instrument funding charges in connection with such series of transitional funding instruments, and the obligation of Illinois Power to continue to deduct such instrument funding charges from its base rates and other rates for tariffed services, shall continue beyond such date until such time as all series of transitional funding instruments have been paid in full; Attachment 1 to IP Exhibit 2.3 in this docket sets forth a reasonable projection of the Expected Amortization Schedule for the transitional funding instruments authorized by this Order (it being understood that such Expected Amortization Schedule will be finalized only when the transitional funding instruments are priced); for purposes of
Section 18-104(d) of the EUTFL, such Expected Amortization Schedule constitutes the projections for repayment set forth in this Order.

     IT IS FURTHER ORDERED that in accordance with Section 18-104(d) of the EUTFL, the instrument funding charges imposed and collected in connection with each series of transitional funding instruments authorized by this Order shall be revised periodically, in accordance with the procedure and formula set forth in IP Exhibit 4.5 in

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


this docket, by (i) adding to or subtracting from the amount of instrument funding charges scheduled to be collected for the succeeding period any shortfall or excess in instrument funding charges actually collected and received by Illinois Power (or any successor servicer) during the preceding reconciliation period, plus any interest costs incurred or to be incurred by Trust as a result of having to delay repayment of principal on such series of transitional funding instruments due to a short-fall in instrument funding charge collections, (ii) allocating the resulting revised total amount of instrument funding charges to be collected during the succeeding period among the customer classes subject to such instrument funding charges on the basis of their 1996 base rate revenues, and (iii) dividing the amount of such instrument funding charges allocated to each customer class by the number of kilowatt-hours which Illinois Power (or any successor servicer) projects will be sold or delivered to such class during the succeeding period.

     IT IS FURTHER ORDERED that the periodic adjustments of instrument funding charges authorized by Section 18-104(d) of the EUTFL and the preceding ordering paragraph herein shall be implemented either quarterly, semi-annually or annually, as determined by Illinois Power; the final form of Rider IFC, to be filed with the Commission in accordance with Finding (42) of this Order, shall specify the frequency with which such periodic adjustments shall be implemented and the specific three-, six- or twelve month periods which shall constitute reconciliation periods.

     IT IS FURTHER ORDERED that Illinois Power, or any successor servicer, should be, and is, directed to file with the Commission on or before the third business day preceding the first day of the second calendar month following the end of each reconciliation period (i) a report showing the instrument funding charges to be imposed and collected, and the cents-per-kilowatt-hour instrument funding charges to be imposed and collected from each customer class, on and after the first day of such second calendar month, calculated in accordance with Finding (48) of this Order, including a reconciliation of the instrument funding charges which were scheduled to be collected during the reconciliation period in accordance with the projected debt service billing requirement for that period as provided in Finding (38) with the actual amount of instrument funding charges collected during such reconciliation period; and (ii) revisions to Rider IFC, if necessary, providing for any revised instrument funding charges to be deducted, stated, and collected separately from Illinois Power's base rates, transition charges and other rates for tariffed services, with such revised charges, if any, to be effective on and after the first day of the second calendar month following the end of the reconciliation period, in accordance with Sections 18-104(d), 18-104(j) and 18-104(k) of the EUTFL; provided, that the failure of Illinois Power or any successor servicer to make such a filing shall not affect the rights of the owners of the intangible transition property to secure the adjustments described in Finding (48).

     IT IS FURTHER ORDERED that, except as otherwise required by law with respect to taxes or similar governmental charges included in bills and invoices to customers, Illinois Power or any successor servicer for IPS shall allocate any shortfall in

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


revenues received from any retail customer ratably based on the amount of that customer's bills and invoices constituting instrument funding charges and the amount constituting other fees and charges.

     IT IS FURTHER ORDERED that, in the event of default by Illinois Power in payment to or for the benefit of IPS of the instrument funding charges authorized by this Order, this Commission, upon the application by (i) the holders of the transitional funding instruments and the trustees or representatives therefor as beneficiaries of any statutory lien permitted by
Section 18-107(c) of the EUTFL, (ii) IPS or its assignees, (iii) Trust, or
(iv) pledgees or transferees of the intangible transition property, shall order the sequestration and payment to or for the benefit of IPS or such other party of revenues arising with respect to the intangible transition property.

     IT IS FURTHER ORDERED that the Commission shall not approve or require any third party servicer or servicers to replace Illinois Power as servicer or in any of its servicing functions with respect to the intangible transition property and instrument funding charges authorized by this Order, in whole or in part, without determining that approving or requiring such third party servicer(s) to replace Illinois Power will not cause the then current rating of the transitional funding instruments to be withdrawn or downgraded.

     IT IS FURTHER ORDERED that any alternative retail electric supplier or other electric utility which elects to provide a single bill to retail customers of Illinois Power for both the services provided by such alternative retail electric supplier or other electric utility and the delivery services provided by Illinois Power, as permitted by Section 16-118(b) of the Public Utilities Act, shall be responsible to Illinois Power for the collection of instrument funding charges from such customers and the remittance thereof to Illinois Power.

     IT IS FURTHER ORDERED that in order to enable Illinois Power to perform its functions as servicer for the intangible transition property and instrument funding charges authorized by this Order, and to provide for proper reporting by Illinois Power to IPS (or its assignee, Trust), in any instance in which the metering of a retail customer of Illinois Power is provided by an alternative retail electric supplier and the customer's metered kilowatt-hours are not otherwise available to Illinois Power, Illinois Power is authorized and directed to require such alternative retail electric supplier to enter into a contract obligating such alternative retail electric supplier to provide Illinois Power with the customer's total kilowatt-hour consumption used for billing purposes in each billing period.

     IT IS FURTHER ORDERED that in order to enable Illinois Power to perform its functions as servicer for the intangible transition property and instrument funding charges authorized by this Order, and to provide for proper reporting by Illinois Power to IPS (or its assignee, Trust), Illinois Power is authorized and directed to require each alternative retail electric supplier or other electric utility which is billing retail customers of Illinois Power for services provided by Illinois Power, as permitted by
Section 16-118(b) of the Public Utilities Act, or other third party which is billing retail customers for services provided by Illinois Power (collectively, a "third party collector"), to enter into a contract or contracts containing the following requirements: (i) that instrument funding charges shall be remitted by the third party collector to Illinois Power within seven days of receipt, provided however that, if the third party collector otherwise is required to remit payments to Illinois Power or its successor on a more frequent basis, instrument funding charges shall be remitted at the same time as such other payments, and provided further that third party collectors may, at their option, by providing to Illinois Power a written notification of their election of the option, which election may not be changed for a period of one calendar year after it is exercised, choose (in lieu of remitting instrument funding charge collections within seven days of receipt) to pay instrument funding charges to Illinois Power within 15 days of the date of Illinois Power's bill provided that (1) the third party collector pays all instrument funding charges for which it bills regardless of whether payments are actually received from customers, and (2) a third party collector who does not have investment-grade credit ratings (BBB- or better) must post a deposit or comparable security equal to one month's estimated instrument funding collections; (ii) that disputes between the third party collector and Illinois Power shall be subject to the formal dispute resolution process and associated instrument funding charge remittance procedure set forth in Section III of this Order; and (iii) that if a third party collector does not remit instrument funding charges to Illinois Power or its successor when due the third party collector will be in default and Illinois Power may, 10 days thereafter, send a notice and take actions related to defaults as delineated in Section III of this Order.

     IT IS FURTHER ORDERED that Illinois Power or any successor servicer, in order to perform its functions as servicer and to provide proper reporting to IPS and its assignee, Trust, is obligated to impose such terms and conditions with respect to credit and collection policies applicable to third party collectors (as defined in Finding (56) of this Order) as may be reasonably necessary to prevent the then current rating of the transitional funding instruments from being downgraded, provided, that any new terms shall be set out in a revision to Rider IFC, or in a new or supplemental tariff, as appropriate, either of which shall be filed for Commission review and approval.

     IT IS FURTHER ORDERED that Illinois Power is authorized to disconnect service to any customer who fails to pay instrument funding charges billed by Illinois Power (or by an alternative retail electric supplier or other electric utility on behalf of Illinois Power), as servicer, on behalf of IPS (or its assignee, Trust), in accordance with the Commission's regulations pertaining to disconnections, in the same manner as Illinois Power may disconnect such customer for failure to pay any charge for service billed by Illinois Power.

     IT IS FURTHER ORDERED that, in connection with the transactions described in the Application and in this Order, Illinois Power, individually, as servicer or otherwise, may (i) make representations and warranties with respect to, among other things, the

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


validity of IPS' and its assignees' (including Trust's) title to the intangible transition property, (ii) observe covenants for the benefit of IPS and its assignees (including Trust), (iii) indemnify IPS and its assignees (including Trust) against any breach of such representations, warranties and covenants to protect such parties against other losses which result from the actions or inactions of Illinois Power, and (iv) agree to remit to Trust, for the benefit of the holders of the transitional funding instruments, a portion of payments which Illinois Power receives on account of lost tariffed revenues from which future instrument funding charges would have been deducted, which portion Illinois Power has agreed constitutes proceeds of such instrument funding charges and intangible transition property created, established and authorized by this Order.

     IT IS FURTHER ORDERED that all of the terms and provisions of this Order binding on Illinois Power shall be binding on Illinois Power's successors and assigns, including any successor electric utility which takes over the provisions of delivery services or other tariffed services within all or any part of Illinois Power's service area.

     IT IS FURTHER ORDERED that the Application filed by Illinois Power Company herein is approved.

     IT IS FURTHER ORDERED that, in accordance with Section 18-103 of the EUTFL, this Order shall become effective in accordance with its terms at such time as Illinois Power files with the Commission its written consent to all of the terms and conditions stated herein.

     IT IS FURTHER ORDERED that, subject to the provisions of Section 10-113 of the Public Utilities Act and 83 Ill. Adm. Code 200.880, this Order is final; it is not subject to the Administrative Review Act.

     By order of the Commission this 10th day of September, 1998.


                                   (SIGNED) RICHARD L. MATHIAS
                                             Chairman


(S E A L)